Exhibit 4.34
Execution Copy
FOURTH AMENDED AND RESTATED
OPERATING AGREEMENT OF
DDR DownREIT LLC
(An Ohio Limited Liability Company)
     THIS FOURTH AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”), dated as of February 26, 2007, of DDR DownREIT LLC (the “Company”) is entered into by and among Developers Diversified Realty Corporation, an Ohio corporation (“DDR” or the “Managing Member”), as the Managing Member, DD Development Company II, Inc., an Ohio corporation, (“DevCo II” or the “Nonmanaging Member”), as a Nonmanaging Member, and Wachovia Bank, National Association, a national banking association (“Wachovia” or the “Preferred Member”), as a Preferred Member, together with any other Persons who become Members in the Company as provided herein.
RECITALS
     A. The Company was formed on August 17, 1999, as a limited liability company under the Ohio Limited Liability Company Act.
     B. The original Operating Agreement of the Company was amended and restated on September 1, 1999, to admit DD Development Company, Inc., an Ohio corporation (“DevCo I”), as the original nonmanaging member of the Company (the “Amended and Restated Agreement”).
     C. Subsequent to the date of the Amended and Restated Agreement, DevCo I merged with and into DevCo II, with DevCo II being the surviving entity and succeeding to the interest of DevCo I under this Agreement.
     D. The Amended and Restated Agreement was subsequently amended and restated on September 3, io1999, to admit Goldman Sachs 1999 Exchange Place Fund, L.P. (“Goldman 1999”) as a Member (the “Second Amended and Restated Agreement”) and to set forth the members’ respective rights and duties relating to the Company.
     E. The Second Amended and Restated Agreement was subsequently amended and restated on May 25, 2000 to admit Goldman Sachs 2000 Exchange Place Fund, L.P. (“Goldman 2000”) as a Member (the “Third Amended and Restated Agreement”) and to set forth the Members’ respective rights and duties relating to the Company.
     F. The Third Amended and Restated Agreement was amended by a First Amendment to Third Amended and Restated Operating Agreement on April 1, 2003 to admit Hendon Investments, Inc. and Hendon/Johns Creek, LLC (together, “Hendon”) as Additional Nonmanaging Members.
     G. Prior to the date hereof, DDR acquired all of the Units of Goldman 1999, Goldman 2000, and Hendon.
     H. As a result of such acquisitions, immediately prior to execution of this Agreement, DDR and DevCo II were the only Members and owned all of the issued and outstanding equity interests in the Company.

     I. The Members desire to admit Wachovia as a Preferred Member owning Preferred Units and to amend and restate the Third Amended and Restated Agreement, as amended, on the terms and conditions set forth herein for the purpose of setting forth the Members’ respective rights and duties with respect to each other and the Company.
     NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I
DEFINED TERMS
     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     “Accumulated Preferred Unit Distributions” has the meaning set forth in Section 15.2(c).
     “Act” shall mean the Ohio Limited Liability Company Act, as set forth in Chapter 1705 of the Ohio Revised Code, inclusive, as in effect from time to time in the State of Ohio.
     “Additional Nonmanaging Member” means a Person admitted to the Company as a Member pursuant to Section 12.2 hereof and who is shown as such on the books and records of the Company.
     “Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Company Year (a) increased by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement (including Section 13.9 hereof) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (b) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Company Year.
     “Adjusted Property” means any property the Book Value of which has been adjusted pursuant to Section 4.4(d) hereof.
     “Affiliate” means, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting interest of such Person, (c) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests, or (d) any officer, director, general partner or trustee of such Person or any Person referred to in clause (a), (b) or (c) above.
     “Agreed Value” means (a) in the case of any Contributed Property (whether contributed as of the date of this Agreement or thereafter) as of the time of its contribution to the Company, the Agreed Value of such property as set forth in Exhibit B (which Agreed Value shall be reduced by any indebtedness either assumed by the Company upon such contribution or to which such property is subject at the time of contribution), as that exhibit may be amended from time to time by the Managing Member to reflect the contribution of additional properties, and (b) in the case of any property distributed to a

Member by the Company, the Company’s Book Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.
     “Agreement” means this Fourth Amended and Restated Operating Agreement, as it may be further amended, supplemented or restated from time to time.
     “Assignee” means a Person to whom one or more Nonmanaging Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Nonmanaging Member, and who has the rights set forth in Section 11.5.
     “Available Cash” means, with respect to any period for which such calculation is being made, (a) all cash revenues and funds received by the Company from whatever source (including Capital Transaction Proceeds, but excluding the proceeds of any Capital Contribution to the Company pursuant to Section 4.1 hereof and excluding any proceeds from a Liquidating Transaction) plus the amount of any reduction (including, without limitation, a reduction resulting because the Managing Member determines such amounts are no longer necessary) in reserves of the Company, which reserves are referred to in clause (b)(iv) below; (b) less the sum of the following (except to the extent made with the proceeds of any Capital Contribution and except to the extent taken into account in determining Capital Transaction Proceeds):
     (i) all interest, principal and other debt payments made during such period by the Company,
     (ii) all cash expenditures (including capital expenditures) made by the Company during such period,
     (iii) investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clauses (b)(i) or (ii), and
     (iv) the amount of any increase in reserves established during such period that the Managing Member determines is necessary or appropriate in its sole and absolute discretion.
Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Company.
     “Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property as of the date of any determination, the difference between the Book Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the aggregate of the Company’s net Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 4.4 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
     “Book Value” means (a) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such property charged to the Members’ Capital Accounts and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Book Value of any property shall be adjusted from time to time in accordance with Section 4.4 hereof and to reflect changes, additions or other adjustments to the Book Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio, are authorized or required by law to close.
     “Call Date” has the meaning set forth in Section 15.4(b)(1).
     “Capital Account” means the Capital Account maintained for a Member pursuant to Section 4.4 hereof.
     “Capital Contribution” means, with respect to any Member, any cash, cash equivalents or the Agreed Value of Contributed Property which such Member contributes or is deemed to contribute to the Company pursuant to Sections 4.1 hereof.
     “Capital Transaction” means a sale, exchange or other disposition (other than in liquidation of the Company) or a financing or refinancing by the Company (which shall not include any loan or financing to or by the Managing Member as permitted by Sections 4.1(b), 7.1(a)(1), 7.1(a)(3) and 7.1(a)(4)) of any Company property or any portion thereof.
     “Capital Transaction Proceeds” means the net cash proceeds of a Capital Transaction, after deducting all expenses incurred in connection therewith and after application of any proceeds, at the sole discretion of the Managing Member, toward the payment of any indebtedness of the Company, the purchase or financing of any improvements or an expansion of Company property or the establishment of any reserves deemed reasonably necessary by the Managing Member.
     “Capital Transaction Record Date” means, with respect to a Capital Transaction, the date of such Capital Transaction.
     “Change of Control” has the meaning set forth in Section 15.2(b)(1).
     “Closing Date” has the meaning set forth in Section 15.2(b)(2).
     “Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
     “Company” means DDR DownREIT LLC, and any successor thereto.
     “Company Record Date” means the record date established by the Managing Member for the distribution of Available Cash pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by the Managing Member for a dividend to its shareholders.
     “Company Unit” or “Unit” means a fractional, undivided share of the Membership Interests of all Members issued pursuant to Sections 4.1, 4.2 and 15.1, in such number as set forth on Exhibit A attached hereto, as such exhibit may be amended from time to time.
     “Company Year” means the calendar year.

     “Consent” means the consent or approval of a proposed action by a Member given in accordance with Section 7.3, 13.2(b), 14.1 or 15.7(b) hereof.
     “Consolidated Group” has the meaning set forth in Section 15.12(i).
     “Consolidated Group Pro Rata Share” has the meaning set forth in Section 15.12(i).
     “Consolidated Interest Expense” has the meaning set forth in Section 15.12(i).
     “Consolidated Outstanding Indebtedness” has the meaning set forth in Section 15.12(i).
     “Consolidated Tangible Net Worth” has the meaning set forth in Section 15.12(i).
     “Contributed Property” means each property or other asset (but excluding cash), in such form as may be permitted by the Act, contributed or deemed contributed to the Company. Once the Book Value of a Contributed Property is adjusted pursuant to Section 4.4(d) hereof, such property shall no longer constitute a Contributed Property for purposes of Section 4.4 hereof, but shall be deemed an Adjusted Property for such purposes.
     “Current Rating” has the meaning set forth in Section 15.2(b)(3).
     “DD Borrowing Rate” means the highest per annum rate of interest incurred by the Managing Member for borrowed money under its principal line of credit, as the same may be in effect from time to time, plus two percent (2%).
     “DDR” means Developers Diversified Realty Corporation, an Ohio corporation.
     “Debt” means, as to any Person, as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (d) lease obligations of such Person which, in accordance with generally accepted accounting principles, should be capitalized.
     “Depreciation” means for each fiscal year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Managing Member.
     “DevCo II” means DD Development Company II, Inc., an Ohio corporation.

     “Distribution Period” has the meaning set forth in Section 15.2(b)(4).
     “Distribution Rate” has the meaning set forth in Section 15.2(b)(5).
     “Event of Dissolution” has the meaning set forth in Section 13.1.
     “Excess Gain” has the meaning set forth in Section 6.1(c)(1).
     “Fixed Charges” has the meaning set forth in Section 15.12(i).
     “GAAP” has the meaning set forth in Section 15.12(i).
     “Immediate Family” means, with respect to any natural Person, such natural Person’s spouse, parents, descendants, nephews, nieces, brothers and sisters, and one or more trusts established for the sole benefit of one or more of such Persons.
     “Indebtedness” has the meaning set forth in Section 15.12(i).
     “Indemnitee” means (a) any Person made a party to a proceeding by reason of his status as (i) the Managing Member or (ii) a director or officer of the Company or the Managing Member or an advisor of the Company or the Managing Member, and (b) such other Persons (including Affiliates of the Managing Member of the Company) acting in good faith on behalf of the Company as determined by the Managing Member in its sole discretion.
     “Inland Limited Partnership” means Inland Retail Real Estate Limited Partnership, an Illinois limited partnership.
     “Inland Limited Partnership Agreement” means the Agreement of Limited Partnership of Inland Limited Partnership, dated February 11, 1999, as amended, modified, restated or revised from time to time.
     “Investment Affiliate” has the meaning set forth in Section 15.12(i).
     “IRS” means the Internal Revenue Service.
     “Junior Units” has the meaning set forth in Section 15.2(d)(1).
     “LIBOR Reset Date” has the meaning set forth in Section 15.2(b)(6).
     “Lien” has the meaning set forth in Section 15.12(i).
     “Liquidating Transaction” means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, results in the sale or other disposition of all or substantially all of the assets of the Company.
     “Liquidation Preference” has the meaning set forth in Section 15.2(b)(7).
     “Liquidator” has the meaning set forth in Section 13.2.
     “Managing Member” means DDR or its successors as a Member of the Company. Further, notwithstanding any provision of this Agreement to the contrary: (i) DDR Nassau Pavilion, Inc., an Ohio corporation, is hereby admitted as a Managing Member of the Company with no economic or other interest in the Company other than a one percent (1%) management right solely with respect to any property located in Illinois, and (ii) DDR shall have the authority, in its sole discretion and without the consent of any other Member, to appoint a Managing Member with a de minimis interest in the Company or to hire a manager with de minimis management rights to the extent necessary to minimize Company costs of complying with state or other government filings, registrations, or taxes.
     “Managing Member Membership Interest” means a Membership Interest held by the Managing Member. A Managing Member Membership Interest may be expressed as a number of Company Units.
     “Member” means a Managing Member, a Nonmanaging Member, and a Preferred Member, and “Members” means the Managing Member, the Nonmanaging Members and the Preferred Member.
     “Membership Interest” means an ownership interest in the Company representing a Capital Contribution by a Member and includes any and all benefits to which the holder of such a Membership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Membership Interest may be expressed as a number of Company Units.
     “Net Income” means for any taxable period, the excess, if any, of the Company’s items on an accrual basis of income and gain for such taxable period over the Company’s items of loss and deduction (including Nonrecourse Deductions) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 4.4. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Sections 6.2 and 6.3, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.
     “Net Loss” means for any taxable period, the excess, if any, of the Company’s items on an accrual basis of loss and deduction (including Nonrecourse Reductions) for such taxable period over the Company’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.4. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Sections 6.2 and 6.3, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.
     “Net Operating Income” has the meaning set forth in Section 15.12(i).
     “Nonmanaging Member” means any Person named as a Nonmanaging Member in Exhibit A attached hereto, as such Exhibit may be amended from time to time, or any Substituted Nonmanaging Member or Additional Nonmanaging Member, in such Person’s capacity as a Nonmanaging Member of the Company.
     “Nonmanaging Member Membership Interest” means a Membership Interest of a Nonmanaging Member in the Company and includes any and all benefits to which the holder of such a Nonmanaging Member Membership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Nonmanaging Member Membership Interest may be expressed as a number of Company Units or Nonmanaging Units.

     “Nonmanaging Member Representative” means, until a replacement or successor acceptable to the Managing Member in its sole discretion is chosen by holders of a majority of Nonmanaging Member Membership Interests, William H. Schafer, not individually, but solely as representative of each of the Nonmanaging Members.
     “Nonmanaging Members’ Preferred Return” has the meaning set forth in Section 5.1.
     “Nonmanaging Units” means a fractional, undivided share of the Nonmanaging Member Membership Interests of all Nonmanaging Members issued pursuant to Sections 4.1 and 4.2, in such number as set forth on Exhibit A attached hereto, as such Exhibit may be amended from time to time.
     “Nonrecourse Built-In Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 6.3(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
     “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Company Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).
     “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).
     “Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit C to this Agreement.
     “One-Month LIBOR” has the meaning set forth in Section 15.2(b)(8).
     “Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
     “Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).
     “Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Company Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).
     “Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Company Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).
     “Percentage Interest” means, as to a Member, the percentage interest set forth on Exhibit A from time to time determined by the relative Capital Contributions of the Members. If Capital Accounts are adjusted in accordance with Section 4.4(d), those adjustments shall be considered to be additions to or subtractions from the Capital Contributions of those Members.

     “Permitted Transferee” shall mean (a) a partnership in which the Nonmanaging Member is the sole or controlling general partner and other partners are members of the Immediate Family of such Nonmanaging Member, (ii) a limited liability company (“LLC”) in which the Nonmanaging Member is the sole or controlling member and other members of the LLC are members of the Immediate Family of such Nonmanaging Member, (iii) a corporation of which all of the issued and outstanding capital stock of all classes is owned and controlled by the Nonmanaging Member (or members of the Immediate Family of such Nonmanaging Member), (iv) another Member, or (v) a successor trustee or trustees of any Nonmanaging Member which is a trust upon the death, resignation, removal or failure to act of any individual trustee thereof.
     “Person” means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.
     “Preferred Member” means Wachovia Bank, National Association, a national banking association.
     “Preferred Member Initial Contribution” has the meaning set forth in Section 4.1(a) hereof.
     “Preferred Member Suspension Period” has the meaning set forth in Section 15.5(c)(2).
     “Preferred Redemption Notice” has the meaning set forth in Section 15.4(b)(1).
     “Preferred Redemption Price” has the meaning set forth in Section 15.4(a).
     “Preferred Shares” has the meaning set forth in Section 15.2(b)(9).
     “Preferred Shares Election” has the meaning set forth in Section 15.5(c).
     “Preferred Stock” has the meaning set forth in Section 15.12(i).
     “Preferred Unit” means a Preferred Unit in the Company as described in Article XV of this Agreement.
     “Preferred Unit Distribution” has the meaning set forth in Section 15.2(a).
     “Preferred Unit Distribution Date” has the meaning set forth in Section 15.2(a).
     “Purchase Agreement” means that certain Purchase Agreement dated as of February 23, 2007 by and among the Preferred Member, the Company and the Managing Member relating to the purchase and sale of Preferred Units.
     “Put Notice” has the meaning set forth in Section 15.5(a).
     “Put Procedure Notice” has the meaning set forth in Section 15.5(b).
     “Rating Agencies” has the meaning set forth in Section 15.2(b)(10).
     “Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income for federal income tax purposes because it represents the recapture of depreciation deductions previously taken with respect to such property or asset.
     “Redeeming Member” has the meaning set forth in Section 4.2(a)(1) hereof.
     “Redemption Amount” means an amount of cash per Company Unit equal to the deemed Value on the Valuation Date of the Shares that the Member being redeemed would have been entitled to receive under Section 4.2(a) if DDR were to assume the Company obligation to redeem Company Units by issuing Shares. The Unit Adjustment Factor shall be that in effect on the Valuation Date.
     “Redemption Right” has the meaning set forth in Section 4.2(a)(1) hereof.
     “Registration Rights Agreement” has the meaning set forth in Section 15.5(b)(2) hereof.
     “Regulations” means the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).
     “REIT” means a real estate investment trust under Section 856 of the Code.
     “REIT Preferred Shares” means depositary shares, each of which represents a 1/40 fractional interest in a share of a class of Preferred Shares of DDR that have terms consistent with prevailing market terms as reasonably determined by the Preferred Member, which shall be supported by evidence of recent securities offerings with similar terms by issuers with similar ratings at the request of the Managing Member. Each reference to certificates evidencing REIT Preferred Shares set forth in Article XV shall mean depositary receipts evidencing REIT Preferred Shares.
     “Reports” has the meaning set forth in Section 15.12(h).
     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.3(b)(1)(i) or 6.3(b)(2)(i) to eliminate Book-Tax Disparities.
     “704(c) Value” of any Contributed Property means the fair market value of such property as set forth in Exhibit B.
     “Scheduled Redemption Date” means (i) the date of redemption of Preferred Units as set forth in a Preferred Redemption Notice or a Put Procedure Notice or (ii) the day after the last day of a Suspension Period, as the case may be.
     “Securities Act” has the meaning set forth in Section 15.5(b)(2).
     “Senior Unsecured Notes” has the meaning set forth in Section 15.2(b)(11).
     “Shares” means the common shares of DDR, which Shares may not be registered and may be restricted as described in Section 4.2 of this Agreement.
     “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests is owned, directly or indirectly, by such Person.

     “Substituted Nonmanaging Member” means a Person who is admitted as a Nonmanaging Member to the Company pursuant to Section 11.4.
     “Suspension Notice” has the meaning set forth in Section 15.5(c)(1).
     “Suspension Period” has the meaning set forth in Section 15.5(c)(1).
     “Three-Month LIBOR” has the meaning set forth in Section 15.2(b)(12).
     “Transaction” has the meaning set forth in Section 11.2(b).
     “Unit Adjustment Factor” means, as of the date of this Agreement, one (1.0); provided that in the event that the Managing Member (i) declares or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, (ii) subdivides its outstanding Shares, or (iii) combines its outstanding Shares into a smaller number of Shares, the Unit Adjustment Factor shall be adjusted by multiplying the Unit Adjustment Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Unit Adjustment Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. For example, if the Managing Member pays a stock dividend of one (1) share on each of its outstanding Shares, the Unit Adjustment Factor would be adjusted from one (1) to two (2) by applying the formula set forth above. Notwithstanding the foregoing, in the event the Company makes a distribution of Capital Transaction Proceeds to the Members, the Unit Adjustment Factor shall not be adjusted but any distribution of Capital Transaction Proceeds to any Nonmanaging Member in excess of such Nonmanaging Member’s allocation of Excess Gain or any return of Capital Contributions to the Nonmanaging Members shall be treated as a redemption of Units from the Nonmanaging Members, with the number of Units being redeemed determined by applying the Redemption Amount concepts set forth in Section 5.1 of this Agreement.
     “Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property (as determined under Section 4.4 hereof) as of such date over (b) the Book Value of such property (prior to any adjustment to be made pursuant to Section 4.4 hereof) as of such date.
     “Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Book Value of such property (prior to any adjustment to be made pursuant to Section 4.4 hereof) as of such date over (b) the fair market value of such property (as determined under Section 4.4 hereof) as of such date.
     “Valuation Date” means the date of receipt by the Managing Member of a Notice of Redemption or, if such date is not a Business Day, the first (1st) Business Day thereafter.
     “Value” means, with respect to a Share, the average of the daily market price for the thirty (30) consecutive trading days immediately preceding the Valuation Date. The market price for each such trading day shall be the closing price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day; provided, that if there are no bid and asked prices reported during the thirty (30) days prior to the date in question, the Value of the Shares shall be determined (i) first by taking the average of the closing prices on the thirty (30) days preceding the Valuation Date on which trading did occur, provided the look-back period does not exceed six (6)

months, and (ii) then, to the extent a value has not been determined, by the Managing Member acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.
ARTICLE II
ORGANIZATIONAL MATTERS
     Section 2.1 Organization; Application of Act.
     (a) Organization of Company. The Managing Member has previously formed the Company as a limited liability company in accordance with the Act. The Managing Member is the sole Managing Member.
     (b) Application of Act. The Company is a limited liability company pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. No Member has any interest in any Company property, and the Membership Interest of each Member shall be personal property for all purposes.
     Section 2.2 Name. The name of the Company is DDR DownREIT LLC. The words “Limited Liability Company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires.
     Section 2.3 Principal Office. The principal office of the Company is 3300 Enterprise Parkway, Beachwood, Ohio 44122, or such other place as the Managing Member may from time to time designate by notice to the Nonmanaging Members. The Company may maintain offices at such other place or places within or outside the State of Ohio as the Managing Member deems advisable.
     Section 2.4 Term. The term of the Company shall commence on the date hereof and shall continue perpetually, unless it is dissolved sooner pursuant to the provisions of Article XIII or as otherwise provided by law.
ARTICLE III
PURPOSE
     Section 3.1 Purpose and Business. The purpose and nature of the business to be conducted by the Company is (a) to acquire, own, lease, manage, finance, refinance, and sell the Contributed Property described on Exhibit B and any additional property purchased by or contributed to the Company, and (b) to do anything necessary or incidental to the foregoing; provided, however, that each of the foregoing clauses (a) and (b) shall be limited and conducted in such a manner as to permit the Managing Member at all times to be classified as a REIT, unless the Managing Member provides notice to the Company that it intends to cease (and, in such case, provides thirty (30) days’ written notice) or has ceased to qualify as a REIT.
     Section 3.2 Powers. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company; provided, that the Company shall not take any action which, in the judgment of the Managing Member, in its sole and absolute discretion, (a) could adversely affect the ability of the Managing Member to continue to qualify as a REIT, (b) could subject the Managing Member to any additional taxes under Section 857 or Section 4981 of the Code or (c) could violate any law or regulation of any governmental body or agency having jurisdiction over the Managing Member or its securities, unless such action (or inaction) shall have been specifically consented to by the Managing Member in writing. Notwithstanding the foregoing or any other provision of this Agreement, any provision of this Agreement that in the opinion of counsel to the Company would be reasonably likely to jeopardize the REIT status of the Managing Member (or any of its Affiliates) shall be void and of no effect, or reformed, to the extent necessary to avoid any loss of REIT status.
ARTICLE IV
CAPITAL CONTRIBUTIONS; ISSUANCE OF UNITS;
CAPITAL ACCOUNTS
     Section 4.1 Capital Contributions of the Members.
     (a) Capital Contributions. On the date hereof, the Preferred Member has contributed Five Hundred Million Dollars ($500,000,000) (the “Preferred Member Initial Contribution”) to the Company for the Preferred Units. Immediately after such transactions, the Members will have made, in the aggregate, the Capital Contributions set forth in Exhibit A to this Agreement. The Members shall own Company Units in the amounts set forth in Exhibit A and the Members shall have the Units and Percentage Interests in the Company as set forth in Exhibit A, which Units and Percentage Interest shall be adjusted in Exhibit A from time to time by the Managing Member to the extent necessary to reflect accurately redemptions, conversions, Capital Contributions or the return of Capital Contributions, the issuance of additional Company Units or similar events having an effect on the number of any Member’s Units or the amount of its Percentage Interest. Company Units held by the Managing Member shall be deemed to be the Managing Member Membership Interest. Simultaneous with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 20, 2006, by and among Inland Retail Real Estate Trust, Inc., the Managing Member and DDR IRR Acquisition LLC, the Preferred Member Initial Contribution shall be paid to Inland Limited Partnership in exchange for LP Common Units constituting a 28.0% Percentage Interest (as those terms are defined in the Inland Limited Partnership Agreement) in Inland Limited Partnership.
     (b) Additional Capital Contributions or Assessments. No Member shall be assessed or required to pay, except for any such amounts which a Member may be obligated to repay under Section 10.5 or except for any such amounts which the Managing Member may be obligated to repay under Section 13.9, additional funds or other property to the Company. Any additional funds or other property required by the Company (including, but not limited to, maintenance, repair, replacement, operation or other capital requirements), as determined by the Managing Member in its sole discretion, may, at the option of the Managing Member and without an obligation to do so, be loaned by the Managing Member to the Company at the DD Borrowing Rate. Notwithstanding the foregoing, the Managing Member shall be entitled to make additional Capital Contributions to the Company or allow other Persons to make additional Capital Contributions to the Company pursuant to terms determined by the Managing Member in its sole discretion. If and as any Member or Person makes additional Capital Contributions to the Company as provided in this Section 4.1(b), each such Member shall receive additional Company Units based upon the Agreed Value of the property contributed.

     (c) Return of Capital Contributions. Except as otherwise expressly provided herein, the Capital Contribution of each Nonmanaging Member will be returned to that Member only in the manner and to the extent provided in Article V and Article XIII hereof, and no Member may withdraw from the Company or otherwise have any right to demand or receive the return of its Capital Contribution to the Company (as such), except as specifically provided herein. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to receive property other than cash, except as specifically provided herein. No Member shall be entitled to interest on any Capital Contribution or Capital Account, notwithstanding any disproportion therein as between the Members. Except as specifically provided herein, the Managing Member shall not be liable for the return of any portion of the Capital Contribution of any Nonmanaging Member, and the return of such Capital Contribution shall be made solely from Company assets.
     (d) Liability of Nonmanaging Members and Preferred Member. Neither the Preferred Member nor the Nonmanaging Member shall have any further personal liability to contribute money to, or in respect of, the liabilities or the obligations of the Company, nor shall the Preferred Member or the Nonmanaging Member be personally liable for any obligations of the Company, except as otherwise provided in this Article IV or in the Act. Neither the Preferred Member nor the Nonmanaging Member shall be required to make any contribution to the capital of the Company other than its Capital Contribution.
     Section 4.2 Redemption or Purchase of Nonmanaging Member Units.
     (a) Redemption of Nonmanaging Member Units.
     (1) Subject to the further provisions of this Section 4.2, beginning on the date one (1) year after the date of this Agreement, a Nonmanaging Member shall have the right (the “Redemption Right”) to redeem any or all of the Nonmanaging Units held by such Nonmanaging Member for cash equal to the Redemption Amount, subject to the Managing Member’s rights as set forth below. For purposes of this Agreement, the Redemption Amount shall be the cash value of Nonmanaging Units if such Nonmanaging Units were converted into Shares at the Value of such Shares. The Unit Adjustment Factor shall be that in effect at such time. The Redemption Right may be exercised by a Nonmanaging Member (a “Redeeming Member”) at any time and from time to time by delivering a Notice of Redemption to the Company. In the event the Managing Member does not exercise its right to substitute cash or Shares as set forth in Section 4.2(b), the Company shall pay the Redemption Amount no later than forty-five (45) days of receipt of the Notice of Redemption. The rights of a Nonmanaging Member as a holder of such Nonmanaging Units shall cease on the date the Redemption Amount is tendered by the Company.
     (2) In the event of any change in the Unit Adjustment Factor, the number of Nonmanaging Units held by each Nonmanaging Member shall be proportionately adjusted by multiplying the number of Nonmanaging Units held by such Nonmanaging Member immediately prior to the change in the Unit Adjustment Factor by the new Unit Adjustment Factor and dividing that product by the Unit Adjustment Factor applicable immediately prior to the event requiring such adjustment; the intent of this provision is that one Nonmanaging Unit remains exchangeable for one (1) Share.

     (b) Managing Member’s Right to Substitute Cash or Shares. Notwithstanding any provision of this Agreement to the contrary, the Managing Member shall have the right (after application of the Unit Adjustment Factor) to purchase a Redeeming Member’s Nonmanaging Units by paying one (1) Share of stock for each Unit or by paying the Redemption Amount to any Redeeming Member. The Managing Member shall have forty-five (45) days to pay cash to the Redeeming Member, and the Managing Member shall be treated as the owner of such Nonmanaging Units upon tendering the Shares or the Redemption Amount to the Nonmanaging Member. The Shares issued may be unregistered and shall be subject to a transfer restriction prohibiting the public sale of such Shares absent registration. A Nonmanaging Member’s unregistered Shares shall be registered pursuant to a registration rights agreement in substantially the form attached hereto as Exhibit D. In the event the Managing Member shall exercise its right to satisfy the Redemption Right in the manner described in this Section 4.2(b), each of the Redeeming Member, the Company and the Managing Member shall treat the transaction between the Managing Member and the Redeeming Member as a sale of the Redeeming Member’s Company Units to the Managing Member for federal income tax purposes; each Redeeming Member that the Managing Member has elected to pay the Shares or the Redemption Amount agrees to execute such documents as the Managing Member may reasonably require in connection with the payment of the Redemption Amount. Notwithstanding the foregoing provisions of this Section 4.2, Shares shall not be issued if (i) in the opinion of Baker & Hostetler LLP or other counsel for the Managing Member, the Managing Member would, as a result thereof, no longer qualify (or in the opinion of counsel for the Managing Member, there is a material risk that the Managing Member no longer would qualify) as a REIT under the Code; or (ii) such exchange would in the written opinion of Baker & Hostetler LLP or other national law firm with experience in securities transactions, constitute or be more likely than not to constitute a violation of applicable securities laws.
     (c) Managing Member’s Right to Purchase Nonmanaging Member Units. The Managing Member shall have the right at any time to purchase all or any part of any Nonmanaging Member’s Nonmanaging Units by paying (after applying the Unit Adjustment Factor) one (1) Share for each Unit purchased or the Redemption Amount to such Nonmanaging Member. The Managing Member shall be treated for all purposes as the owner of such Nonmanaging Units upon tendering the Shares or the Redemption Amount.
     Section 4.3 No Preemptive Rights. Except as specifically provided in this Agreement, no Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions or loans to the Company or (b) issuance or sale of any Company Units.
     Section 4.4 Capital Accounts of the Members.
     (a) General. The Company shall maintain for each Member a separate Capital Account in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by such Member to the Company pursuant to this Agreement and (ii) all items of Company income and gain (including income and gain exempt from tax) computed in accordance with Section 4.4(b) hereof and allocated to such Member pursuant to Sections 6.1(a) and 6.2 of this Agreement, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Member pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 4.4(b) hereof and allocated to such Member pursuant to Sections 6.1(b) and 6.2 of this Agreement.

     (b) Income, Gains, Deductions and Losses. For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
     (1) Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company; provided, that the amounts of any adjustments to the adjusted bases of the assets of the Company made pursuant to Section 734 of the Code as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Members’ Capital Accounts) shall be reflected in the Capital Accounts of the Members in the manner and subject to the limitations prescribed in Regulations Section 1.704-1(b)(2)(iv)(m).
     (2) The computation of all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.
     (3) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Book Value with respect to such property as of such date.
     (4) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.
     (5) In the event the Book Value of any Company asset is adjusted pursuant to Section 4.4(d) hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.
     (6) Any items specially allocated under Sections 6.2 or 6.3 hereof shall not be taken into account.
     (c) Transfers of Company Units. A transferee of a Company Unit shall succeed to a pro rata portion of the Capital Account of the transferor.
     (d) Unrealized Gains and Losses.
     (1) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 4.4(d)(2), the Book Values of all Company assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as of the times of the adjustments provided in Section 4.4(d)(2) hereof, as if such Unrealized

Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of this Agreement.
     (2) Such adjustments shall be made as of the following times: (i) immediately prior to the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and (iii) immediately prior to the liquidation of the Company or the Managing Member’s interest in the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).
     (3) In accordance with Regulations Section 1.704-1(b)(2)(iv)(e) the Book Value of Company assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as of the time any such asset is distributed.
     (4) In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) shall be determined by the Managing Member using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article XIII of this Agreement, be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The Managing Member, or the Liquidator, as the case may be, shall allocate such aggregate fair market value among the assets of the Company (in such manner as it determines in its reasonable discretion to arrive at a fair market value for individual properties).
     (e) Modification by Managing Member. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company, the Managing Member, or any Nonmanaging Members) are computed in order to comply with such Regulations, the Managing Member shall make any necessary or appropriate adjustments so long as such adjustments would not materially adversely affect the Preferred Member.
ARTICLE V
DISTRIBUTIONS
     Section 5.1 Requirement and Characterization of Distributions. Subject to the provisions of Article XV, the Managing Member shall distribute quarterly an amount equal to one hundred percent (100%) of Available Cash generated by the Company during such quarter to the Members who are Members on the Company Record Date with respect to such quarter as follows: (i) to the extent that there is sufficient Available Cash after payment of the Preferred Unit Distributions and any Accumulated Preferred Unit Distributions, both as defined in Section 15.2, each Nonmanaging Member shall be entitled to a distribution per Nonmanaging Unit in an amount equal to (a) the dividend per Share paid by the Managing Member for the same calendar quarter (the “Nonmanaging Members’ Preferred Return”)

plus (b) any Excess Gain allocated to the Nonmanaging Member, and (ii) to the extent there is excess Available Cash after payment of the Preferred Unit Distributions, Accumulated Preferred Unit Distributions and the application of clause (i), such excess shall be distributed to the Managing Member in respect of its Company Units. In the event the Company shall distribute any Capital Transaction Proceeds to a Nonmanaging Member in excess of such Nonmanaging Member’s share of the Excess Gain, the number of Nonmanaging Units owned by such Nonmanaging Members shall be reduced to an amount equal to the quotient of (i) (A) the product of the market price of a Share on the date of the distribution times the number of Nonmanaging Units owned by such Nonmanaging Member immediately prior to such distribution, minus (B) the amount of Capital Transaction Proceeds distributed to such Nonmanaging Member in excess of the Nonmanaging Member’s share of the Excess Gain, divided by (ii) the market price of a Share on the date of the distribution. Notwithstanding anything to the contrary contained herein, in no event may a Nonmanaging Member receive a distribution of Available Cash with respect to a Nonmanaging Unit if such Member is entitled to receive a distribution out of such Available Cash with respect to a Share for which such Nonmanaging Unit has been redeemed or exchanged. Further, if the Managing Member, pursuant to Section 11.6, or otherwise in its sole discretion with respect to items not covered in Section 11.6, determines that it would be equitable to (i) pay a Nonmanaging Member only a portion of the dividend per Share with respect to Nonmanaging Units not outstanding for an entire quarterly period, or (ii) split the dividend per Share amount between or among Members (or former Members) based on changes in ownership of Nonmanaging Units by such Nonmanaging Members (or former Nonmanaging Members) during a quarterly period, the Managing Member is hereby authorized to take such action.
     Section 5.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the Managing Member, or any Nonmanaging Members or Assignees shall be treated as amounts distributed to the Managing Member or such Nonmanaging Members, or Assignees pursuant to Section 5.1 for all purposes under this Agreement.
     Section 5.3 Distributions Upon Liquidation. Proceeds from a Liquidating Transaction shall be distributed to the Members in accordance with Section 13.2.
ARTICLE VI
ALLOCATIONS
     Section 6.1 Allocations For Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Sections 4.4 hereof) shall be allocated among the Members for each taxable year (or portion thereof) as provided herein below.
     (a) Net Income. After giving effect to the special allocations set forth in Section 6.2 below, Net Income (excluding gains from any Capital Transaction or Liquidating Transaction) shall be allocated (i) first, to the Preferred Member to the extent that, on a cumulative basis, Net Losses previously allocated to such Preferred Member pursuant to Section 6.1(b) exceed Net Income or gain previously allocated to the Member pursuant to this clause (i) of this Section 6.1(a) or Section 6.1(c)(1)(ii), (ii) second, to the extent available and, to the extent not previously allocated pursuant to this clause (ii) or Section 6.1(c)(1)(i), to the Preferred Member until the Preferred Member has been allocated, on an annual basis, Net Income equal to (A) the Preferred Unit Distribution accrued for that period plus (B) the Preferred Unit Distributions for all prior periods, (iii) third, to each Nonmanaging Member to the extent that, on a cumulative basis, Net Losses previously allocated to the Nonmanaging Member pursuant to

Section 6.1(b) exceed Net Income previously allocated to the Member pursuant to this clause (iii) of this Section 6.1(a), (iv) fourth, to each Nonmanaging Member until each Nonmanaging Member has been allocated, on a cumulative basis, Net Income equal to the sum of the distributions actually paid to such Nonmanaging Member, pro rata as among the Nonmanaging Members in the ratio of such distributions, and (v) thereafter, Net Income shall be allocated to the Managing Member.
     (b) Net Losses. After giving effect to the special allocations set forth in Section 6.2 below, Net Losses shall be allocated (i) first, one hundred percent (100%) to the Managing Member until the Managing Member’s Adjusted Capital Account Balance is equal to zero, (ii) second, one hundred percent (100%) to the Nonmanaging Members until all of the Nonmanaging Members’ Adjusted Capital Account Balances are equal to zero, (iii) third, one hundred percent (100%) to the Preferred Member until the Preferred Member’s Adjusted Capital Account Balance is equal to zero and (iv) then one hundred percent (100%) to the Managing Member.
     (c) Gain from Capital Transactions.
     (1) Capital Transaction. Gains from Capital Transactions shall be allocated as follows: (i) first, to the extent available, to the Preferred Member until such time as the amount allocated to the Preferred Member pursuant to this clause (i) or Section 6.1(a)(i) equals (A) the Preferred Unit Distribution accrued for that period plus (B) to the extent not previously allocated pursuant to this clause (i) or Section 6.1(a)(i), the Preferred Unit Distributions for all prior periods, (ii) second, to the Preferred Member to the extent that, on a cumulative basis, Net Losses previously allocated to the Preferred Member pursuant to Section 6.1(b) exceed Net Income or gain previously allocated to the Member pursuant to this clause (ii) of this Section 6.1(c) or 6.1(a)(2), (iii) third to the extent that the gain from such Capital Transaction is attributable to appreciation of the asset or assets sold that is in excess of such assets’ Agreed Value (“Excess Gain”), one percent (1%) of such Excess Gain to the Nonmanaging Members, pro rata in accordance with their respective ownership of the Nonmanaging Units and (iv) then, the remainder of all of the Gain from the Capital Transaction to the Managing Member.
     (2) Liquidating Transactions. Gains from a Liquidating Transaction shall be allocated as follows: (i) first, to the extent available, one hundred percent (100%) to the Preferred Member until such time as the Capital Account of the Preferred Member equals the Preferred Member Initial Contribution plus any Accumulated Preferred Unit Distribution, (ii) second one percent (1%) of the Excess Gain to the Nonmanaging Members, pro rata in accordance with their respective ownership of Nonmanaging Units, and (iii) thereafter, one hundred percent (100%) to the Managing Member.
     (d) Nonrecourse Liabilities. For purposes of Regulations Section 1.752-3(a) and except as otherwise agreed to by the Managing Member and one or more Nonmanaging Members pursuant to side letter agreements as set forth in Section 16.17 hereof, the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in proportion to the sum of (a) the amount of Net Income allocated to each Member for such taxable year plus (b) the amount of the Net Income that would be allocated to each Member if the Property were sold for an amount equal to the 704(c) Value.
     (e) Gain Characterization for Federal Income Tax Purposes. Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to Section 6.2 below, be characterized for federal income tax purposes as Recapture Income in the same proportions and to the same extent as such Members have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
     Section 6.2 Special Allocation Rules. Notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:
     (a) Minimum Gain Chargeback. Notwithstanding any other provisions of Article VI, if there is a net decrease in Partnership Minimum Gain during any Company Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 6.2(a) only, each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of this Agreement with respect to such fiscal year and without regard to any decrease in Partnership Minimum Gain during such fiscal year.
     (b) Partner Minimum Gain Chargeback. Notwithstanding any other provision of Article VI (except Section 6.2(a) hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 6.2(b), each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Article VI of this Agreement with respect to such fiscal year, other than allocations pursuant to Section 6.2(a) hereof.
     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1-704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 6.2(a) and 6.2(b) hereof, such Member has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the

Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.
     (d) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).
     (e) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
     Section 6.3 Allocations for Tax Purposes.
     (a) General. Except as otherwise provided in this Section 6.3, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.1 and 6.2 of this Agreement.
     (b) To Eliminate Book-Tax Disparities. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss and deduction shall be allocated for federal income tax purposes among the Members as follows:
     (1) (i) In the case of a Contributed Property, income, gain, loss and deductions (including depreciation) attributable thereto shall be allocated among the Members consistent with the principles of Section 704(c) of the Code that take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution; and (ii) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Sections 6.1 and 6.2 of this Agreement.
     (2) (i) In the case of an Adjusted Property, income, gain, loss and deductions (including depreciation) shall (A) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.4 and (B) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 6.3(b)(1)(i); and (ii) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Sections 6.1 and 6.2 of this Agreement.

     (3) Election of Method. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit a partnership (and thus the Company) to utilize alternative methods to eliminate the disparities between the agreed value of property and its adjusted basis, the Managing Member may, in its sole discretion from time to time, elect any such method.
ARTICLE VII
MANAGEMENT AND OPERATIONS OF BUSINESS
     Section 7.1 Management.
     (a) Powers of Managing Member. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company are exclusively vested in the Managing Member, and neither the Nonmanaging Member nor the Preferred Member shall have any right to participate in or exercise control or management power over the business and affairs of the Company. Notwithstanding anything to the contrary in this Agreement, the Managing Member may not be removed by the Nonmanaging Members nor by the Preferred Member with or without cause. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the Managing Member under any other provision of this Agreement, the Managing Member, subject to Section 7.3 hereof, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:
     (1) the making of any expenditures, the lending or borrowing of money from the Managing Member, Affiliates of the Managing Member, any Nonmanaging Member, the Preferred Member, or any third-party lender (including, without limitation, making prepayments on loans and borrowing money to permit the Company to make distributions to its Members in such amounts as will permit the Managing Member (so long as the Managing Member desires to qualify as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the Managing Member to maintain REIT status), the assumption or guarantee of, or other contacting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Company’s assets) and the incurring of any obligations it deems necessary for the conduct of the activities of the Company;
     (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;
     (3) the acquisition, sale, disposition, conveyance, mortgage, pledge, encumbrance, hypothecation or exchange (subject to Section 7.3(d)) of any assets of the Company or the merger or other combination of the Company with or into another entity on such terms as the Managing Member deems necessary or desirable, which powers shall include, without limitation, the power to guarantee, and pledge any or all of the assets of the Company or the Managing Member’s interest in the Company to secure a loan, loans to, or other financing to or financial obligations of the Managing Member or its Affiliates (the proceeds of which are not required to be contributed or loaned to this Company);
     (4) the use of the assets of the Company (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any term it sees fit, including, without limitation, the financing of the conduct of the operations of the Managing Member, the Company or any of the Company’s Subsidiaries, the lending of funds to other Persons (including the Company’s Subsidiaries) and the repayment of obligations of the Company and its Subsidiaries and any other Person in which it has an equity investment and the making of capital contributions to its Subsidiaries, the holding of any real, personal and mixed property of the Company in the name of the Company or in the name of a nominee or trustee (subject to Section 7.10), the creation, by grant or otherwise, of easements or servitudes, and the performance of any and all acts necessary or appropriate to the operation of the Company assets including, but not limited to, applications for rezoning, objections to rezoning, constructing, altering, improving, repairing, renovating, rehabilitating, razing, demolishing or condemning any improvements or property of the Company;
     (5) the negotiation, execution and performance of any contracts, conveyances or other instruments (including with Affiliates of the Company to the extent provided in Section 7.6) that the Managing Member considers necessary or desirable to the conduct of the Company’s operations or the implementation of the Managing Member’s powers under this Agreement, including, without limitation, the execution and delivery of leases on behalf of or in the name of the Company (including the lease of Company property for any purpose and without limit as to the term thereof, whether or not such term (including renewal terms) shall extend beyond the date of termination of the partnership and whether or not the portion so leased is to be occupied by the lessee or, in turn, subleased in whole or in part to others);
     (6) the opening and closing of bank accounts, the investment of Company funds in securities, certificates of deposit and other instruments and the distribution of Company cash or other Company assets in accordance with this Agreement;
     (7) the maintenance of such insurance for the benefit of the Company and the Members as it deems necessary or appropriate;
     (8) the control of any matters affecting the rights and obligations of the Company, including the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
     (9) the determination of the fair market value of any Company property distributed in kind using such reasonable method of valuation as it may adopt; and

     (10) the execution, acknowledgment and delivery of any and all documents and instruments to effectuate any or all of the foregoing.
     (b) No Approval Required for Above Powers. Each of the Nonmanaging Members and the Preferred Member agree that the Managing Member is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Company without any further act, approval or vote of the Members, notwithstanding any other provision of this Agreement (except as provided in Section 7.3), the Act or any applicable law, rule or regulation. The execution, delivery or performance by the Managing Member or the Company of any agreement authorized or permitted under this Agreement shall not constitute a breach by the Managing Member of any duty that the Managing Member may owe the Company, the Nonmanaging Members, the Preferred Member or any other Persons under this Agreement or of any duty stated or implied by law or equity.
     (c) Insurance. At all times on and from the date hereof, the Managing Member may cause the Company to obtain and maintain casualty, liability and other insurance on the properties of the Company and liability insurance for the Indemnitees hereunder.
     (d) Working Capital Reserves. At all times on and from the date hereof, the Managing Member may cause the Company to establish and maintain working capital reserves in such amounts as the Managing Member, in its reasonable discretion, deems appropriate and reasonable from time to time.
     (e) No Liability for Tax Consequences to Members. The Managing Member and the Company shall not have liability to any other Member under any circumstances as a result of an income tax liability incurred by such Member or its owners as a result of entering into the transactions contemplated by this Agreement, or any action (or inaction) by the Managing Member pursuant to its authority under this Agreement unless the Managing Member deliberately took such action (or failed to take such action) in bad faith or with willful misconduct.
     Section 7.2 Articles of Organization. To the extent that such action is determined by the Managing Member to be reasonable and necessary or appropriate, the Managing Member shall file amendments to and restatements of the Articles of Organization and do all the things to maintain the Company as a limited liability company under the laws of the State of Ohio and each other jurisdiction in which the Company may elect to do business or own property. Subject to the terms of Section 8.5(a)(4) hereof, the Managing Members shall not be required, before or after filing, to deliver or mail a copy of the Articles of Organization, as it may be amended or restated from time to time, to any Nonmanaging Member or the Preferred Member. The Managing Member shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, qualification and operation of a limited liability company in the State of Ohio and any other jurisdiction in which the Company may elect to do business or own property.
     Section 7.3 Restrictions on Managing Member’s Authority. The Managing Member may not, without the written Consent of a majority of the Nonmanaging Members, take any action in contravention of this Agreement, including, without limitation:
     (a) taking any action that would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement; and

     (b) performing any act that would subject a Nonmanaging Member to liability as a member in any jurisdiction or any other liability except as provided herein or under the Act.
     Section 7.4 Responsibility for Expenses.
     (a) No Compensation. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles V and VI regarding distributions, payments, and allocations to which it may be entitled), the Managing Member shall not be compensated for its services as Managing Member of the Company.
     (b) Responsibility for Ownership and Operation Expenses. The Company shall be responsible for and shall pay all expenses relating to the Company’s ownership of its assets and the operation of, or for the benefit of, the Company, and the Managing Member shall be reimbursed for all expenses it incurs relating to the Company’s ownership of its assets and the operation of, or for the benefit of, the Company. Such requirements shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 7.7 hereof.
     (c) Responsibility for Organization Expenses. The Company shall be responsible for and shall pay all expenses incurred relating to the organization of the Company.
     Section 7.5 Outside Activities of the Managing Member. Nothing herein contained shall prevent or prohibit the Managing Member or any employee or other Affiliate of the Managing Member from entering into, engaging in or conducting any other activity or performing for a fee any service including (without limiting the generality of the foregoing) engaging in any business dealing with real property of any type or location; acting as a director, officer or employee of any corporation, as a trustee of any trust, as a general partner of any partnership, or as an administrative official of any other business entity; or receiving compensation for services to, or participating in profits derived from the investments of, any such corporation, trust, partnership or other entity, regardless of whether such activities are competitive with the Company, and nothing herein shall require the Managing Member or any employee or Affiliate thereof to offer any interest in such activities to the Company or any Member.
     Section 7.6 Contracts with Affiliates. Except as contemplated pursuant to Section 7.1, neither the Managing Member nor any of its Affiliates shall (i) sell, transfer or convey any property to, or purchase any property from, the Company, directly or indirectly, or (ii) enter into any agreement for the provision of services to the Company, except, in both such cases, pursuant to transactions or agreements that are on terms that are reasonable to the Company.
     Section 7.7 Indemnification.
     (a) General. The Company shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; unless it is established that the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and was the result of active and deliberate dishonesty or willful misconduct; or in the case of any criminal proceeding, the Indemnitee believed that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7(a). The termination of any proceeding by conviction (but not upon a plea of nolo contendere or its equivalent) creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.7(a). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company.
     (b) In Advance of Final Disposition. Reasonable expenses incurred by each Indemnitee who is a party to a proceeding may be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written affirmation by such Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 7.7 has been met and (ii) a written undertaking by or on behalf of such Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
     (c) Other Than by This Section. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which any Indemnitee or any other Person may be entitled under any agreement, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.
     (d) Insurance. The Company may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Indemnitees or Persons in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Indemnitees or Persons against such liability under the provisions of this Agreement.
     (e) No Personal Liability for Nonmanaging Members or Preferred Member. In no event may an Indemnitee or the Company subject the Nonmanaging Members or the Preferred Member to personal liability by reason of the indemnification provisions set forth in this Agreement.
     (f) Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (g) Binding Effect. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     Section 7.8 Liability of the Managing Member.
     (a) General. Notwithstanding anything to the contrary set forth in this Agreement, the Managing Member shall not be liable for monetary damages to the Company, any Members or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Managing Member was not guilty of willful misconduct or fraud.
     (b) No Obligation to Consider Interests of Other Members. The Members expressly acknowledge that the Managing Member is acting on behalf of the Company and the Managing Member collectively, that the Managing Member is under no obligation to consider the separate interests of the other Members or their owners (including without limitation, the tax consequences to other Members or Assignees) in deciding whether to cause the Company to take (or decline to take) any actions which the Managing Member has undertaken on behalf of the Company, and that the Managing Member shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by other Members or their owners in connection with such decisions, provided that the Managing Member is not guilty of willful misconduct or fraud.
     (c) Acts of Agents. Subject to its obligations and duties as Managing Member set forth in Section 7.1(a) hereof, the Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent.
     (d) Effect of Amendment. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Managing Member’s liability to the Company, the Nonmanaging Members and the Preferred Member under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     Section 7.9 Other Matters Concerning the Managing Member.
     (a) Reliance on Documents. The Managing Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it, after reasonable inquiry, to be genuine and to have been signed or presented by the proper party or parties.
     (b) Reliance on Consultants and Advisers. The Managing Member may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any action taken or omitted to be taken in reliance upon the opinion of any of such Persons as to matters which such Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
     (c) Action Through Officers and Attorneys. The Managing Member shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the Managing Member in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the Managing Member hereunder.
     (d) Actions to Maintain REIT Status or Avoid Taxation of the Managing Member. Notwithstanding any provision of the Act and except as specifically limited by this Agreement, any action of the Managing Member on behalf of the Company or any decision of the Managing Member to refrain from acting on behalf of the Company, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Managing Member to continue to qualify as a REIT or (ii) to avoid the Managing Member incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by the Nonmanaging Members and the Preferred Member; provided, however, that prior to taking any such action (or refraining from taking any such action) that would, in the good faith judgment of the Managing Member, have a material adverse effect on the Nonmanaging Members taken as a whole or the Preferred Member, the Managing Member shall first (i) obtain a written opinion of Baker & Hostetler LLP or another national law firm with experience in tax matters that such action or omission is necessary or advisable in order (A) to protect the ability of the Managing Member to continue to qualify as a REIT or (B) to avoid the Managing Member incurring any taxes under Section 857 or Section 4981 of the Code and (ii) in the case of an affected Preferred Member, (A) deliver a copy of such opinion to the Preferred Member, (B) notify such Preferred Member(s), in writing, of the proposed action (or inaction), and (C) refrain from acting or ceasing to act until at least ten (10) days after delivery to the Preferred Member(s) of such notice.
     Section 7.10 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.
     Section 7.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Managing Member has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company (including, without limitation, in connection with any pledge of Company assets to secure a loan or other financing to the Managing Member as provided by Section 7.1(a)(3)) and to enter into any contracts on behalf of the Company, and such Person shall be entitled to deal with the Managing Member as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives any and all defenses or other remedies which may be available against such Member to contest, engage or disaffirm any action of the Managing Member in connection with any such dealing. In no event shall any Person dealing with the Managing Member or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the Managing Member or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.
ARTICLE VIII
RIGHTS AND OBLIGATIONS OF MEMBERS
     Section 8.1 Limitation on Liability. Neither the Nonmanaging Members nor the Preferred Member shall have any liability under this Agreement except as expressly provided in this Agreement or under the Act.
     Section 8.2 Management of Business. No Nonmanaging Member, Preferred Member or Assignee (other than the Managing Member, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the Managing Member, the Company or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act)

of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Managing Member, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the Managing Member, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Nonmanaging Members, the Preferred Member or Assignees under this Agreement.
     Section 8.3 Outside Activities of Nonmanaging Members and the Preferred Member. Subject to any written agreements entered into by a Nonmanaging Member, Preferred Member or their Affiliates with the Managing Member, the Company or a Subsidiary, the following rights shall govern outside activities of Nonmanaging Members or the Preferred Member: (a) any Nonmanaging Member or Preferred Member (other than the Managing Member) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Nonmanaging Member or Preferred Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company, (b) neither the Company nor any Members shall have any rights by virtue of this Agreement in any business ventures of any Nonmanaging Member, Preferred Member or Assignee; (c) none of any Nonmanaging Member, Preferred Member nor any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Person, other than the Managing Member, and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Company, any Nonmanaging Member, Preferred Member or any such other Person, even if such opportunity is of a character which, if presented to the Company, any Nonmanaging Member, Preferred Member or such other Person, could be taken by such Person; (d) the fact that a Nonmanaging Member or Preferred Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of real or personal property and may take advantage of such opportunities himself or introduce such opportunities to entities in which it has or has not any interest, shall not subject such Member to liability to the Company or any of the other Members on account of the lost opportunity; and (e) except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to prohibit a Nonmanaging Member, Preferred Member or any Affiliate of either from dealing, or otherwise engaging in business, with Persons transacting business with the Company or from providing services relating to the purchase, sale, rental, management or operation of real or personal property (including real estate brokerage services) and receiving compensation therefor, from any Persons who have transacted business with the Company or other third parties.
     Section 8.4 Priority Among Members. No Member or Assignee shall have priority over any other Member or Assignee except to the extent specifically provided in this Agreement, including, without limitation, Article XV hereof.
     Section 8.5 Rights of Nonmanaging Members and the Preferred Member Relating to the Company.
     (a) Copies of Business Records. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5(c) hereof, each Nonmanaging Member and Preferred Member shall have the right, for a purpose reasonably related to such Nonmanaging Member’s or Preferred Member’s interest as a member in the Company, upon written demand with a statement of the purpose of such demand and at such Nonmanaging Member’s or Preferred Member’s own expense:
     (1) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the Managing Member pursuant to the Securities Exchange Act of 1934, if any;

     (2) to obtain a current list of the name and last known business, residence or mailing address of each Member;
     (3) to obtain a copy of this Agreement and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement and all amendments thereto have been executed;
     (4) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and
     (5) to obtain copies of (or be provided reasonable access to) the books and records of the Company referred to in Section 9.1.
The Managing Member shall furnish a copy to each Nonmanaging Member and Preferred Member of the Company’s federal income tax return within sixty (60) days of the date such return is filed.
     (b) Notification of Changes in Unit Adjustment Factor. The Company shall notify each Nonmanaging Member in writing of any change made to the Unit Adjustment Factor within ten (10) Business Days of the date such change becomes effective.
     (c) Confidential Information. Notwithstanding any other provision of this Section 8.5, the Managing Member may keep confidential from the other Members, for such period of time as the Managing Member determines in its sole and absolute discretion to be reasonable, any information relating to the Managing Member or the conduct of its business that the Managing Member believes, in its good faith judgment, the disclosure of which information would adversely affect a financing, acquisition, disposition of assets or securities or other comparable transaction to which the Managing Member is subject.
ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     Section 9.1 Records and Accounting. The Managing Member shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, operations and financial condition, including, without limitation, all books and records necessary to provide to the other Members any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. Any records maintained by or on behalf of the Company in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the records so maintained are convertible into clearly eligible written form within a reasonable period of time. The books of the Company shall be maintained for financial purposes on an accrual basis in accordance with generally accepted accounting principles and for tax reporting purposes on the accrual basis.
     Section 9.2 Fiscal Year. The fiscal year of the Company shall be the Company Year.

     Section 9.3 Annual Reports. As soon as practicable, but in no event later than one hundred eighty (180) days after the close of each Company Year, the Managing Member shall cause to be mailed to each other Member as of the close of the Company Year, an annual report containing financial statements of the Company for such Company Year, compiled in accordance with generally accepted accounting principles and certified by the Managing Member.
ARTICLE X
TAX MATTERS
     Section 10.1 Preparation of Tax Returns. The Managing Member shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable efforts to furnish, within one hundred eighty (180) days of the close of each taxable year, the tax information reasonably required by Nonmanaging Members and the Preferred Member for federal and state income tax reporting purposes. Not less than ten (10) days before the federal income tax returns for the Company are filed, the Preferred Member shall receive a copy thereof and have the opportunity to offer comments thereon.
     Section 10.2 Tax Elections. Except as otherwise provided herein, the Managing Member shall, upon the Managing Member’s reasonable determination that such election is in the best interests of the Company and the Members, make any available election pursuant to the Code; provided, however, that the Managing Member shall, upon the request of any Member, make the election under Section 754 of the Code in accordance with applicable Regulations thereunder. The Managing Member shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the Managing Member’s determination that such revocation is in the best interests of the Company and the Preferred Member.
     Section 10.3 Tax Matters.
     (a) General. The Managing Member shall be the “tax matters partner” of the Company for federal income tax purposes. Pursuant to Section 6223(c) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Company, the tax matters partner shall furnish the IRS with the name, address and Percentage Interest of each of the other Members; provided, however, that such information is provided to the Company by the other Members.
     (b) Powers. Subject to Article XV, the tax matters partner is authorized, but not required:
     (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such

Member or (ii) who is a “notice partner” (as defined in Section 6231 of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);
     (2) in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed or otherwise given to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for a readjustment with the Tax Court or the United States Claims Court, or the filing of a compliant for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;
     (3) to intervene in any action brought by any other Member for judicial review of a final adjustment;
     (4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition, complaint or other document) for judicial review with respect to such request;
     (5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any time required to be taken into account by a Member for tax purposes, or an item affected by such items; and
     (6) to take any other action on behalf of the Members or the Company in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.
The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner, and the provisions relating to indemnification of the Managing Member set forth in Section 7.7 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such. The Nonmanaging Members shall not be entitled to cause the tax matters partner to take any of the actions described in clauses (1) through (6) above unless the Nonmanaging Member requesting that the tax matters partner take any such action furnishes the tax matters partner an opinion of a national law firm with experience in tax matters to the effect that it would be more likely than not that the taking of such action would result in a determination in favor of the Nonmanaging Member. All expenses with respect to obtaining the opinions described in the preceding sentence shall be borne by the Nonmanaging Member or Nonmanaging Members requesting the tax matters partner to take such action. The tax matters partner shall provide to the Members a timely summary of each oral and written communication from or to the IRS or any other taxing authority relating to any material tax matter. In addition, nothing in this Section 10.3(b) shall limit the ability of any Member to take any action in his, her or its individual capacity relating to tax audit matters relating to the Company that is left to the determination of an individual partner under Sections 6222 through 6232 of the Code or any similar state or local provision.
     (c) Reimbursement. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm and a law firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.
     Section 10.4 Organizational Expenses. The Company shall elect to deduct expenses, if any, incurred by it in organizing the Company ratably over a sixty (60) month period as provided in Section 709 of the Code.
     Section 10.5 Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Managing Member that such payment must be made unless (a) the Company withholds such payment from a distribution which would otherwise be made to the Member or (b) the Managing Member determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing clauses (a) or (b) shall be treated as having been distributed to such Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Membership Interest to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 10.5. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 10.5 when due, the Managing Member may, in its sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive distributions). Any amounts payable by a Member hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Member shall take such actions as the Company or the Managing Member shall request in order to perfect or enforce the security interest created hereunder.
     Section 10.6 Cooperation. The Managing Member shall use commercially reasonable best efforts (provided that the Managing Member shall not be obligated to incur any incremental out-of-pocket expenses that are not reimbursed by the Preferred Member) to the extent such efforts are in compliance with all applicable laws, (a) to notify the Preferred Member promptly if the Managing Member determines that the Company is required to withhold any tax with respect to distributions or allocations to be made to the Preferred Member, and (b) to provide the Preferred Member with any reasonably requested information or assistance in connection with the Preferred Member’s efforts to (1) obtain any available exemption from, or refund of, any withholding or similar taxes, or (2) comply with or seek exemption from any tax filing obligations in jurisdictions in which the Company now or hereafter, directly or indirectly, holds investments. Notwithstanding the foregoing, nothing set forth in this Section 10.6 shall be construed as requiring the Managing Member to take any action which it determines to be adverse or detrimental to its interest, including, but not limited to, joining in the filing of a composite or similar joint tax return in any jurisdiction to the extent the Managing Member determines such filing is detrimental or adverse to its interest.

ARTICLE XI
TRANSFERS AND WITHDRAWALS
     Section 11.1 Transfer.
     (a) Definition. The term “transfer,” when used in this Article XI with respect to a Company Unit, shall be deemed to refer to a transaction by which the Managing Member purports to assign its Membership Interest to another Person or by which a Nonmanaging Member purports to assign its Nonmanaging Member Membership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article XI does not include any redemption of Company Units by a Nonmanaging Member or acquisition of Company Units from a Nonmanaging Member by the Managing Member or the Company pursuant to Section 4.2.
     (b) Requirements. Except as set forth in Article XV, no Nonmanaging Member Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Nonmanaging Member Membership Interest not made in accordance with this Article XI shall be null and void.
     Section 11.2 Transfer of Managing Member Membership Interest.
     (a) General. Without the consent of the holders of a majority of Company Units, except as specifically provided in this Agreement, the Managing Member may not transfer any of its Managing Member Membership Interest (other than any transfer to an Affiliate of the Managing Member or a Permitted Transferee) or withdraw as Managing Member (other than pursuant to a permitted transfer), other than in connection with a transaction described in Section 11.2(b). Notwithstanding any permitted transfer of its Managing Member Membership Interest or withdrawal as Managing Member hereunder (other than in connection with a transaction described in Section 11.2(b)), the Managing Member shall remain subject to Section 7.7 of this Agreement unless such transferee Managing Member provides substantially similar rights to the Nonmanaging Members and the Nonmanaging Members expressly approve such rights in writing. If the Managing Member transfers all of its Managing Member Membership Interest (other than any transfer to an Affiliate of the Managing Member), the Preferred Member’s right to cause the Company to redeem its Preferred Units as contemplated by Section 15.5 shall be accelerated and become effective as of the date of such transfer. Thereafter, the Preferred Member may exercise such right by delivery of a Put Notice and otherwise in accordance with Section 15.5.
     (b) Transfer in Connection With Reclassification, Recapitalization or Business Combination Involving Managing Member. The Managing Member shall not engage in any merger, consolidation or other combination with or into another Person (unless the Managing Member survives) or sale of all or substantially all of its assets, or any reclassification, or recapitalization or change of outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of Unit Adjustment Factor) (“Transaction”), unless as a result of the Transaction each Nonmanaging Member thereafter remains entitled to exchange each Company Unit owned by such Nonmanaging Member (after application of the Unit Adjustment Factor) for an amount of cash, securities or other property equal to the greatest amount of cash, securities or other property paid to a holder of one (1) Share in consideration of one (1) Share at any time during the period on and from the date on which the Transaction is consummated which a Nonmanaging Member would have received after such Transaction, as if the Nonmanaging Member had exercised its Redemption Right immediately prior to the Transaction, provided that if, in connection with the Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than fifty percent (50%) of the outstanding Shares, the holders of Nonmanaging Units shall receive the greatest amount of cash, securities or other property which a Nonmanaging Member would have received had it exercised the Redemption Right and received Shares in exchange for its Nonmanaging Units immediately prior to the expiration of such purchase, tender or exchange offer.
     Section 11.3 Nonmanaging Members’ Rights to Transfer.
     (a) General. Subject to Section 11.3(b) below or as provided in Article XV, no transfer, assignment, pledge or encumbrance of a Nonmanaging Member Membership Interest by a Nonmanaging Member is permitted (other than a transfer to a Permitted Transferee) without the prior written consent of the Managing Member, which may not unreasonably be withheld. In order to effect any transfer under this Section 11.3 which has been consented to by the Managing Member, the Nonmanaging Member must deliver to the Managing Member a duly executed copy of the instrument making such transfer and such instrument must evidence the written acceptance by the Transferee of all of the terms and conditions of this Agreement and represent that such assignment was made in accordance with all applicable laws and regulations.
     (b) Transfers Resulting in Corporation Status; Transfers Through Established Securities or Secondary Markets. Regardless of whether the Managing Member has provided its consent under Section 11.3(a), no transfer by a Nonmanaging Member of its Company Units (or any economic or other interest therein or right thereto) may be made to any person if (i) in the opinion of legal counsel for the Company, it would result in the Company being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.
     (c) Transfers to Holders of Nonrecourse Liabilities. Regardless of whether the Managing Member has provided its consent under Section 11.3(a), with the exception of the Preferred Member, no transfer (other than a transfer pursuant to the laws of inheritance or by will or a transfer to an Affiliate or a member of the Immediate Family of the Nonmanaging Member) of any Company Units may be made to a lender to the Company or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Company whose loan constitutes a Nonrecourse Liability without the consent of the Managing Member, in its sole and absolute discretion; provided, that as a condition to such consent the lender will be required to enter into an arrangement with the Company and the Managing Member to exchange or redeem for the Redemption Amount any Company Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a member in the Company for purposes of allocating liabilities to such lender under Section 752 of the Code.
     Section 11.4 Substituted Nonmanaging Members.
     (a) Consent of Managing Member Required. Subject to Section 11.3, each Nonmanaging Member shall have the right to substitute a transferee as a Nonmanaging Member in his place but only if such transferee is a Permitted Transferee of the Nonmanaging Member, in which event such substitution shall occur if the Nonmanaging Member so provides. With respect to any other transfers, the Managing Member shall, however, have the right to consent to the admission of a transferee of the interest of a Nonmanaging Member pursuant to this Section 11.4 as a Substituted Nonmanaging Member, which consent may be given or withheld by the Managing Member in its sole and absolute discretion. The Managing Member’s failure or refusal to permit a transferee of any such interests to become a Substituted Nonmanaging Member shall not give rise to any cause of action against the Company or any Member.
     (b) Rights and Duties of Substituted Nonmanaging Members. A transferee who has been admitted as a Substituted Nonmanaging Member in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Nonmanaging Member under this Agreement.
     (c) Amendment of Exhibit A. Upon the admission of a Substituted Nonmanaging Member, or any Additional Member, the Managing Member shall amend Exhibit A to reflect the name, address, number of Company Units and Percentage Interest of such Substituted Nonmanaging Member or Additional Member and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of any Substituted Nonmanaging Member.
     Section 11.5 Assignees. If the Managing Member, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.4(a) as a Substituted Nonmanaging Member, such transferee shall be considered an Assignee for purposes of this Agreement unless there is a risk that recognition of such Assignee might cause the Company to be treated as a publicly traded partnership under the Code, in which case the Managing Member may refuse to recognize any rights of such Assignee. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Losses, gain, loss and Recapture Income attributable to the Company Units assigned to such transferee, but shall not be deemed to be a holder of Company Units for any other purpose under this Agreement, and shall not be entitled to vote such Company Units in any matter presented to the Nonmanaging Members for a vote (such Company Units being deemed to have been voted on such matter in the same proportion as all Company Units held by Nonmanaging Members are voted). In the event any such transferee desires to make a further assignment of any such Company Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Nonmanaging Member desiring to make an assignment of Company Units.
     Section 11.6 General Provisions.
     (a) Withdrawal of Nonmanaging Member. No Nonmanaging Member may withdraw from the Company other than as a result of a permitted transfer of such Nonmanaging Member’s Company Units in accordance with this Article XI or pursuant to redemption of its Nonmanaging Units under Section 4.2.
     (b) Transfer of All Company Units by Nonmanaging Member. Any Nonmanaging Member who shall transfer all of his Company Units in a transfer permitted pursuant to this Article XI or pursuant to the Redemption Rights of all of its Nonmanaging Units under Section 4.2 shall be deemed to withdraw from the Company.
     (c) Timing of Transfers. Transfers pursuant to this Article XI may only be made on the first (1st) day of a fiscal quarter of the Company, unless the Managing Member otherwise agrees.

     (d) Allocation When Transfer Occurs. If any Membership Interest is transferred during any quarterly segment of the Company Year in compliance with the provisions of this Article XI or converted pursuant to Section 4.2, Net Income, Net Losses, each item thereof and all other items attributable to such Membership Interest for such Company Year shall be divided and allocated between the transferor Member and the transferee Member by taking into account their varying interests during the fiscal year in accordance with Section 706(d) of the Code, using the method agreed upon between the transferor and the transferee. Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Member as of midnight on the last day of said month. All distributions of Available Cash with respect to which the Company Record Date is before the date of such transfer or redemption shall be made to the transferor Member, and all distributions of Available Cash thereafter shall be made to the transferee Member; all distributions of Capital Transaction Proceeds with respect to which the Capital Transaction Record Date is before the date of such transfer or redemption shall be made to the transferor Member, and all distributions of Capital Transaction Proceeds thereafter shall be made to the transferee Member.
ARTICLE XII
ADMISSION OF MEMBERS
     Section 12.1 Admission of Successor Managing Member. A successor to all or part of the Managing Member Membership Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor Managing Member shall be admitted to the Company as a Managing Member, effective upon such transfer. Any such transferee shall carry on the business of the Company without dissolution. In each case, the admission shall be subject to the successor Managing Member executing and delivering to the Company an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required by the predecessor Managing Member to effect the admission.
     Section 12.2 Admission of Additional Nonmanaging Members.
     (a) General. Any Person who makes a Capital Contribution to the Company with the permission of the Managing Member shall be admitted to the Company as an Additional Nonmanaging Member only upon furnishing to the Managing Member (i) evidence of acceptance in form satisfactory to the Managing Member of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Article XVII hereto, and (ii) such other documents or instruments as may be required in the discretion of the Managing Member in order to effect such Person’s admission as an Additional Nonmanaging Member.
     (b) Admission of Nonmanaging Member. The admission of any Person as an Additional Nonmanaging Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the Managing Member to such admission.
     Section 12.3 Amendment of Agreement and Articles of Organization. For the admission to the Company of any Member, the Managing Member shall take all steps necessary and appropriate under the Act to amend the records of the Company and, if necessary, to prepare as soon as practical an amendment of this Agreement (including the amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Articles of Organization and may for this purpose exercise the power of attorney granted pursuant to Article XVII hereof.

ARTICLE XIII
DISSOLUTION AND LIQUIDATION
     Section 13.1 Dissolution. The Company shall not be dissolved by the admission of Substituted Nonmanaging Members or Additional Nonmanaging Members or by the admission of a successor Managing Member in accordance with the terms of this Agreement. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Events of Dissolution”):
     (a) Judicial Dissolution Decree. Entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act;
     (b) Sale of Company’s Assets. The sale of all or substantially all of the assets and properties of the Company; or
     (c) Bankruptcy or Insolvency of Managing Member. The Managing Member (1) makes an assignment for the benefit of creditors; (2) files a voluntary petition in bankruptcy; (3) is adjudged a bankrupt or insolvent, or has entered against it an order of relief in any bankruptcy or insolvency proceeding; (4) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; or (6) seeks, consent to or acquiesces in the appointment of a trustee, receiver or liquidator of the Managing Member or of all or any substantial part of its properties, unless within ninety (90) days after the withdrawal, the Managing Member or its assignee and Nonmanaging Members holding more than fifty percent (50%) of the Nonmanaging Units agree in writing to continue the business of the Company and to the appointment, effective as of the date of withdrawal, of a Substitute Managing Member.
     Section 13.2 Winding Up.
     (a) General. Upon the occurrence of an Event of Dissolution, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Managing Member (or, in the event there is no remaining Managing Member, any Person elected by a majority in interest of the Members (the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:
     (1) First, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than the Members;
     (2) Second, to the payment and discharge of all of the Company’s debts and liabilities to the Members, pro rata in accordance with amounts owed to each such Member;

     (3) Third, to the Preferred Member in proportion to and to the extent of its Capital Account, after giving effect to all contributions, distributions and allocations for all periods; and
     (4) The balance, if any, to the Managing Member and Nonmanaging Members in proportion to and to the extent of their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods, with any excess to the Managing Member.
Notwithstanding anything to the contrary set forth herein, the Company may not be dissolved or wound up prior to the redemption of the Preferred Units and payment of the aggregate Liquidation Preference and all Accumulated Preferred Unit Distributions to the holders of the Preferred Units. The Managing Member shall not receive any additional compensation for any services performed pursuant to this Article XIII.
     (b) Where Immediate Sale of Company’s Assets Impractical. Notwithstanding the provisions of Section 13.2(a) hereof which require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) or, with the Consent of the Nonmanaging Members holding a majority of the Nonmanaging Units, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a) hereof, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
     Section 13.3 Compliance with Timing Requirements of Regulations; Allowance for Contingent or Unforeseen Liabilities or Obligations. Notwithstanding anything to the contrary in this Agreement, in the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XIII to the Managing Member, Nonmanaging Members and the Preferred Member provided such Member has a positive Capital Account in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) (including any timing requirements therein). In the discretion of the Managing Member, a pro rata portion of the distributions that would otherwise be made to the Managing Member, Nonmanaging Members and the Preferred Member pursuant to this Article XIII may be: (i) distributed to a liquidating trust established for the benefit of the Managing Member and Nonmanaging Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the Company (the assets of any such trust shall be distributed to the Managing Member and Nonmanaging Members from time to time, in the reasonable discretion of the Managing Member, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Managing Member and Nonmanaging Members pursuant to this Agreement), or (ii) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided, that such withheld amounts shall be distributed to the Managing Member and Nonmanaging Members as soon as practicable.
     Section 13.4 Continuation of Company. Notwithstanding any other provision of this Article XIII, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Event of Dissolution has occurred, the Company’s property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.
     Section 13.5 Rights of Nonmanaging Members and The Preferred Member. Except as specifically provided in this Agreement, each Nonmanaging Member and the Preferred Member shall look solely to the assets of the Company for the return of his, her or its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Company. Except as specifically provided in this Agreement, no Nonmanaging Member shall have priority over any other Nonmanaging Member as to the return of his Capital Contributions, distributions or allocations.
     Section 13.6 Notice of Dissolution. In the event an Event of Dissolution or an event occurs that would, pursuant to the provisions of Section 13.1, result in a dissolution of the Company, the Managing Member shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Managing Member).
     Section 13.7 Cancellation of Articles of Organization. Upon the completion of the liquidation of the Company as provided in Section 13.2 hereof, the Company shall be terminated and the Articles of Organization and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Ohio shall be cancelled and such other actions as may be necessary to terminate the Company shall be taken.
     Section 13.8 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Members during the period of liquidation.
ARTICLE XIV
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS
     Section 14.1 Amendments.
     (a) General. Amendments to this Agreement may be proposed by the Managing Member or by any Nonmanaging Members holding fifty percent (50%) or more of the Percentage Interests. Following such proposal, the Managing Member shall submit any proposed amendment to the Nonmanaging Members. The Managing Member shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the Managing Member may require a response within a reasonable specified time, but not less than ten (10) days, and failure to respond in such time period shall constitute a vote which is consistent with the Managing Member’s recommendation with respect to the proposal. Except as provided in Section 14.1(b) or 14.1(c) and except as provided in Article XV, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the Managing Member and it receives the Consent of Nonmanaging Members holding a majority of the Percentage Interests of the Nonmanaging Members. Without limiting the foregoing, this Agreement may not be amended without the consent of the Preferred Member if such consent is required pursuant to Section 15.7(b).
     (b) Managing Member’s Power to Amend. Notwithstanding Section 14.1(a), the Managing Member shall have the power, without the consent of the Nonmanaging Members, to amend this Agreement as may be required to facilitate or implement any of the following purposes:
     (1) to add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the Nonmanaging Members;
     (2) to reflect the admission, substitution, termination or withdrawal of Members in accordance with this Agreement;
     (3) to reflect a change that is of an inconsequential nature and does not adversely affect the Nonmanaging Members or the Preferred Member in any material respect, or to cure any ambiguity, to correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or to make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and
     (4) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.
     (c) Consent of Adversely Affected Member Required. Notwithstanding Section 14.1(a) hereof, this Agreement shall not be amended without the Consent of each Member adversely affected if such amendment would (i) modify the limited liability of a Nonmanaging Member or Preferred Member, (ii) alter or modify the Redemption Right or the Redemption Amount except as provided in this Agreement, (iii) change any of the allocation or distribution provisions, (iv) have an adverse effect on the Preferred Member or (v) amend this Section 14.1(c). Notwithstanding any other provision of this Agreement, Article XV may not be amended nor any of the terms thereof waived without the prior written consent of the Preferred Member. Further, no amendment may alter the restrictions on the Managing Member’s authority set forth in Section 7.3 without the Consent specified in that section.
ARTICLE XV
PREFERRED UNITS
     Section 15.1 Designation and Number; Certificate. The number of Preferred Units issued to the Preferred Member shall be Twenty Million (20,000,000) which number was determined by dividing the Preferred Member Initial Contribution by the Liquidation Preference (as defined in clause (b) below). The provisions of this Article XV shall be applicable to the Preferred Units and to the extent any other provisions of this Agreement conflict with the provisions of this Article XV, the provisions of this Article XV shall govern. The Preferred Units shall be evidenced by a Certificate of Preferred Units issued by the

Company to Hare & Co., the Preferred Member’s nominee, or such other Person designated in writing by the Preferred Member.
     Section 15.2 Distributions.
     (a) Payment of Distributions. The Preferred Member will be entitled to receive, when, as and if declared by the Company acting through the Managing Member, out of Available Cash, cumulative preferential cash distributions in an amount equal to (1) the product of (i) the Distribution Rate in effect for each day elapsed during a Distribution Period, multiplied by (ii) the Liquidation Preference, multiplied by (iii) the number of days actually elapsed in a Distribution Period, divided by (2) 360 (the “Preferred Unit Distribution”). Preferred Unit Distributions shall be cumulative from the Closing Date, shall accrue with respect to the Preferred Member from the Closing Date and shall be payable when, as and if declared by the Company acting through the Managing Member as follows: (A) quarterly in arrears, on the last day of each March, June, September and December until March 31, 2008, beginning June 30, 2007, and thereafter monthly in arrears on the last calendar day of each month, and, (B) in the event of a redemption of Preferred Units, on the redemption date (each a “Preferred Unit Distribution Payment Date”), commencing on the first of such payment dates to occur following their original date of issuance. If any Preferred Unit Distribution Payment Date is not a Business Day (as defined herein), then payment of the Preferred Unit Distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day (without any deduction), in each case with the same force and effect as if made on such date. Preferred Unit Distributions will be made to the Preferred Member of record on the relevant record dates, which will be fifteen (15) days prior to the relevant Preferred Unit Distribution Payment Date.
     (b) For purposes hereof, the following terms shall have the meanings ascribed to them below:
     (1) “Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of a majority of the outstanding voting capital stock of the Managing Member or (ii) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of a majority of the outstanding Membership Interests or other voting securities of the Company.
     (2) “Closing Date” means February 26, 2007.
     (3) “Current Rating” means, (i) with respect to the Senior Unsecured Notes, (A) Baa2 stable, by Moody’s, (B) BBB negative watch, by S&P, and (C) BBB stable by Fitch and (ii) with respect to the Preferred Shares, (A) Baa3 stable, by Moody’s, (B) BBB- negative, by S&P, and (C) BB+ stable, by Fitch.
     (4) “Distribution Period” means (i) initially, from the Closing Date to and including the initial Preferred Unit Distribution Payment Date, and (ii) thereafter, a period from the day after any Preferred Unit Distribution Payment Date to and including the next Preferred Unit Distribution Payment Date.

     (5) “Distribution Rate” means a floating rate determined as follows:
     (i) from the Closing Date to and including the 120th day after the Closing Date, a rate equal to (A) Three-Month LIBOR (as in effect on the applicable LIBOR Reset Date), plus (B) 0.75%;
     (ii) from the 121st day after the Closing Date to and including the 180th day after the Closing Date, a rate equal to (A) Three-Month LIBOR (as in effect on the applicable LIBOR Reset Date), plus (B) 1.50%; and
     (iii) from the 181st day after the Closing Date and for each 30-day period thereafter, a rate equal to (A) One-Month LIBOR (as in effect on the applicable LIBOR Reset Date), plus (B) the product of (x) 0.70% and (y) the number of whole thirty-day periods elapsed between the Closing Date and the first day of such 30-day period;
     (iv) if either the Senior Unsecured Notes or the Preferred Shares are downgraded to below the applicable Current Rating at any time by 2 or more of the Rating Agencies, the Distribution Rate shall be increased by 100 basis points, effective as of the date of the second such downgrade by a Rating Agency. Thereafter, the Distribution Rate shall be increased by an additional 50 basis points for each additional downgrade of either the Senior Unsecured Notes or Preferred Shares by any of the Rating Agencies below the Current Rating, after giving effect to any previous downgrade that resulted in an increase in the Distribution Rate, effective as of the date of such additional downgrade; and
     (v) if a Change of Control occurs, the Distribution Rate in effect from the date of such Change of Control shall be increased by 1.0% per annum.
The maximum Distribution Rate shall not exceed 20% at any time, except to the extent resulting from an increase in the Distribution Rate following a Change of Control, as contemplated by Section 15.2(b)(5)(v).
     (6) “LIBOR Reset Date” means, with respect to any Distribution Period, two Business Days prior the first day of such Distribution Period.
     (7) “Liquidation Preference” means Twenty Five Dollars ($25) per Preferred Unit.
     (8) “One-Month LIBOR” means the British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a one month period as reported by any generally recognized financial information service as of 11:00 a.m. (London time) on a specified date.
     (9) “Preferred Shares” means the shares of capital stock of the Managing Member which are entitled to preference or priority over any other capital stock of, or other equity interest in, the Managing Member in respect of the payment of dividends or distribution of assets upon liquidation or both.

     (10) “Rating Agencies” means, collectively, (A) Moody’s Investors Service, Inc. (“Moody’s), (B) Standard & Poor’s Ratings Services (“S&P”), and (C) Fitch Ratings Ltd. (“Fitch”).
     (11) “Senior Unsecured Notes” means the long term, senior unsecured notes of the Managing Member.
     (12) “Three-Month LIBOR” means the British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a three month period as reported by any generally recognized financial information service as of 11:00 a.m. (London time) on a specified date.
     (c) Accrual of Distributions. Preferred Unit Distributions shall accrue whether or not such distributions shall be authorized, whether or not there shall be assets of the Company legally available for the payment of such distributions, whether or not the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization or payment or provides that such authorization or payment would constitute a breach thereof or a default thereunder, and whether or not such authorization or payment shall be restricted or prohibited by law. Accrued but unpaid Preferred Unit Distributions (“Accumulated Preferred Unit Distributions”) will accumulate as of the Preferred Unit Distribution Payment Date on which they first become payable. Accumulated Preferred Unit Distributions will not bear interest.
     (d) Priority as to Distributions.
     (1) So long as any Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Membership Interests ranking junior to or on parity with the Preferred Units as to the payment of Preferred Unit Distributions (collectively, “Junior Units”), nor shall any cash or other property (other than Shares of the Managing Member which corresponds in ranking to the Membership Interests being acquired) be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Preferred Units, Membership Interests ranking on parity with the Preferred Units, or any Junior Units, unless, in each case, all Accumulated Preferred Unit Distributions (including, without limitation, any such distributions in respect of the then-current Distribution Period) have been paid in full or an amount for the payment thereof has been set apart for payment.
     (2) Notwithstanding anything to the contrary set forth herein, distributions on Membership Interests held by the Managing Member ranking junior to or on parity with the Preferred Units may be made, without preserving the priority of distributions described in Sections 15.2(c)(1) and (2), but only to the extent such distributions are required to preserve the REIT status of the Managing Member.
     (e) No Further Rights. The Preferred Member shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the Preferred Unit Distributions (and any Accumulated Preferred Unit Distributions) described herein.

     Section 15.3 Liquidation Proceeds.
     (a) Liquidation. Upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, distributions on the Preferred Units shall be made in accordance with Article XIII of this Agreement.
     (b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to the Preferred Member at the address of the Preferred Member as the same shall appear on the transfer records of the Company.
     (c) No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the Preferred Member will have no right or claim to any of the remaining assets of the Company.
     (d) Consolidation, Merger or Certain Other Transactions. The consolidation or merger or other business combination of the Company with or into any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Company) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company.
     Section 15.4 Company’s Right to Redeem.
     (a) Right of Optional Redemption. The Company shall have the right, at any time, to redeem all but not less than all of the then outstanding Preferred Units at a redemption price equal to the aggregate Liquidation Preference plus the aggregate Accumulated Preferred Unit Distributions (including, without limitation, any such distributions in respect of the then-current Distribution Period for the number of days actually elapsed in such Distribution Period), whether or not declared, multiplied by:
     (1) if the Call Date (as defined in Section 15.4(b)) is 120 or fewer days following the Closing Date, 97.0%;
     (2) if the Call Date is more than 120 days, but 180 or fewer days, following the Closing Date, 97.2%;
     (3) if the Call Date is more than 180 days, but 270 or fewer days, following the Closing Date, 98.0%;
     (4) if the Call Date is more than 270 days, but 365 or fewer days, following the Closing Date, 99.0%; and
     (5) if the Call Date is more than 365 days from the Closing Date, 100.0%.
The amount payable upon redemption of Preferred Units pursuant to this Section 15.4 is referred to herein as the “Preferred Redemption Price”.
     (b) Procedures for Redemption.

     (1) If the Company desires to exercise its redemption rights described in Section 15.4(a), the Company shall deliver a notice of redemption (“Preferred Redemption Notice”) to the holder of Preferred Units not less than five (5) days prior to the redemption date or, if the Preferred Units have been transferred by Wachovia in accordance with Section 15.8 hereof, to the then-current holder of the Preferred Units not less than thirty (30) days prior to the redemption date (the “Call Date”), addressed to the Preferred Member in accordance with the terms hereof at the Preferred Member’s address as it appears on the records of the Company. In addition to any information required by Law, each Preferred Redemption Notice shall state: (i) the redemption date, (ii) the Preferred Redemption Price, (iii) if the Preferred Units are certificated, the place or places where such Preferred Units are to be surrendered for payment of the Preferred Redemption Price, (iv) that distributions on the Preferred Units to be redeemed will cease to accumulate on such redemption date and (v) that payment of the Preferred Redemption Price will be made upon transfer or presentation and surrender of such Preferred Units to the Company, as the case may be.
     (2) If the Company delivers a Preferred Redemption Notice in respect of Preferred Units (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Company will deposit irrevocably in trust for the benefit of the holder of the Preferred Units funds sufficient to pay the Preferred Redemption Price. The Company will give irrevocable instructions and authority to pay and deliver such Preferred Redemption Price to the Preferred Member upon surrender or transfer of the Preferred Units in accordance with the Preferred Redemption Notice.
     Section 15.5 Preferred Member’s Put Right.
     (a) Put Right. If any Preferred Units remain outstanding at any time after September 25, 2007 or as otherwise contemplated by Section 11.2(a) or Section 15.12(c), then, so long as any Preferred Units remain outstanding, the Preferred Member shall have the right by delivering 30 days advance written notice (a “Put Notice”), which notice shall be irrevocable, to the Managing Member to cause the Company to redeem all, but not less than all, of the Preferred Units for the Preferred Redemption Price, payable in immediately available funds. Notwithstanding any provision of this Agreement to the contrary, the Managing Member shall have the right to purchase the Preferred Units that are the subject of a Put Notice by paying the Preferred Redemption Price, at the option of the Managing Member, in immediately available funds, REIT Preferred Shares or a combination thereof. In the event the Managing Member shall exercise its right to satisfy the Preferred Redemption Price in the manner described in this Section 15.5(a), (i) each of the Preferred Member, the Company and the Managing Member shall treat the transaction between the Managing Member and the Preferred Member as a sale of the Preferred Member’s Preferred Units to the Managing Member for federal income tax purposes, (ii) the number of REIT Preferred Shares to be issued to the Preferred Member in respect of the Preferred Units shall be equal to the quotient obtained by dividing the portion of the Preferred Redemption Price being paid in REIT Preferred Shares divided by the liquidation preference of the REIT Preferred Shares, and (iii) the Managing Member shall be treated for all purposes as the owner of such Preferred Units upon tendering the Preferred Redemption Price.
     (b) Procedures for Put.

     (1) Following receipt of a Put Notice, the Company or the Managing Member, as the case may be, shall deliver a notice (“Put Procedure Notice”) to the holder of Preferred Units not less than ten (10) days prior to the redemption date, addressed to the Preferred Member in accordance with the terms hereof at the Preferred Member’s address as it appears on the records of the Company. In addition to any information required by Law, the Put Procedure Notice shall state: (i) the redemption date, (ii) the Preferred Redemption Price, (iii) if the Preferred Units are certificated, the place or places where such Preferred Units are to be surrendered for payment of the Preferred Redemption Price, (iv) that distributions on the Preferred Units to be redeemed will cease to accumulate on such redemption date, (v) that payment of the Preferred Redemption Price will be made upon transfer or presentation and surrender of such Preferred Units to the Company, as the case may be and (vi) what portion of the Preferred Redemption Price will be paid in immediately available funds and what portion will be paid in REIT Preferred Shares.
     (2) Following delivery of a Put Procedure Notice, then, by 12:00 noon, New York City time, on the redemption date, the Managing Member or the Company, as the case may be, will deposit irrevocably in trust for the benefit of the holder of the Preferred Units (i) if all or a portion of the Preferred Redemption Price is being paid in immediately available funds, funds sufficient to pay that portion of the Preferred Redemption Price being paid in immediately available funds, and (ii) subject to the last sentence of this Section 15.5(b)(2), if all or a portion of the Preferred Redemption Price is being satisfied pursuant to the issuance of REIT Preferred Shares, certificates evidencing a number of REIT Preferred Shares equal to the quotient obtained by dividing the portion of the Preferred Redemption Price being paid in REIT Preferred Shares divided by the liquidation preference of the REIT Preferred Shares. If the Managing Member elects to cause only a portion of the Preferred Redemption Price to be paid pursuant to the issuance of REIT Preferred Shares, the remainder of the Preferred Redemption Price shall be paid in immediately available funds. If the Managing Member elects to cause all or a portion of the Preferred Redemption Price to be paid pursuant to the issuance of REIT Preferred Shares, the Preferred Member shall be entitled to certain rights with respect to the registration of such shares for sale under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the registration rights agreement signed as of the date of this Agreement between the Managing Member and the Preferred Member in the form attached hereto as Exhibit D (the “Registration Rights Agreement”). The Company will give irrevocable instructions and authority to pay and deliver such Preferred Redemption Price to the Preferred Member upon surrender or transfer of the Preferred Units in accordance with the Put Procedure Notice.
     (3) As a condition to the redemption of Preferred Units, the Managing Member may require the Preferred Member to make such representations as may be reasonably necessary for the Managing Member to establish that the issuance of REIT Preferred Shares in redemption of the Preferred Units shall not be required to be registered under the Securities Act, or any state securities laws. Any REIT Preferred Shares issued pursuant to this Section shall be duly authorized, validly issued, fully paid and nonassessable, free of any pledge, lien, encumbrance or restriction other than those provided in the articles of incorporation or the by-laws of the Managing Member, the

Securities Act and relevant state securities or blue sky laws. The certificates representing the REIT Preferred Shares issued upon exchange of the Preferred Units shall, in addition to any legend required by the Managing Member’s articles of incorporation, contain the following legend:
     THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER OF THE UNITS REPRESENTED HEREBY, OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY, THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS THEREUNDER.
     (4) In the event of an exchange of Preferred Units for REIT Preferred Shares, an amount equal to the Accumulated Preferred Unit Distributions to the date of exchange on any Preferred Units tendered for exchange shall continue to accrue on such Preferred Units, which shall remain outstanding following such exchange, with the Managing Member as the holder of such Preferred Units. Fractional REIT Preferred Shares are not to be issued upon exchange but, in lieu thereof, the Managing Member will pay a cash adjustment based upon the liquidation preference of the REIT Preferred Shares on the day prior to the exchange date as determined in good faith by the Managing Member.
     (c) Registration of Preferred Shares; Underwriting Agreement
     (1) If the Managing Member elects to deliver REIT Preferred Shares in satisfaction of all or a portion of the Preferred Redemption Price (the “Preferred Shares Election”), the Managing Member will use its reasonable best efforts (i) to file a Registration Statement with the Securities and Exchange Commission and to cause such Registration Statement to be effective upon issuance of such REIT Preferred Shares and (ii) to keep the Registration Statement effective until the earlier of (A) the date on which the Preferred Member consummates the sale of all of the REIT Preferred Shares registered under such registration statement, or (B) the date on which all of the REIT Preferred Shares are eligible for sale pursuant to Rule 144(k) (or any successor provision) or in a single transaction pursuant to Rule 144(e) (or any successor provision) under the Securities Act. Notwithstanding the foregoing, if the Managing Member makes the Preferred Shares Election, prior to issuance of such REIT Preferred Shares, the Managing Member shall be permitted to delay issuance of such REIT Preferred Shares for a period not to exceed forty five (45) days after the specified redemption date (the “Suspension Period”) upon delivery of a written notice by the Managing Member to the Preferred Member (a “Suspension Notice”) that a negotiation or consummation of a transaction by the

Managing Member or any of its subsidiaries is pending or an event has occurred, which negotiation, consummation or event would require disclosure by the Managing Member in a Registration Statement of material information which the Managing Member has a bona fide business purpose for keeping confidential or the nondisclosure of which in the Registration Statement might cause the Registration Statement to fail to comply with applicable disclosure requirements.
     (2) If the Managing Member makes a Preferred Shares Election and the Managing Member will be unable to deliver REIT Preferred Shares subject to an effective Registration Statement on the Scheduled Redemption Date (taking into account any Suspension Period), (i) the Managing Member shall deliver written notice thereof to the Preferred Member at least two (2) Business Days prior to such Scheduled Redemption Date and, upon receipt of such written notice, (ii) the Preferred Member shall have the right to delay issuance of such REIT Preferred Shares for a period of up to 730 days (the “Preferred Member Suspension Period”). At all times during the Preferred Member Suspension Period, the Managing Member shall use its reasonable best efforts (A) to file a Registration Statement with the Securities and Exchange Commission and to cause such Registration Statement to be effective upon issuance of such REIT Preferred Shares and (B) to keep the Registration Statement effective until the earlier of (x) the date on which the Preferred Member consummates the sale of all of the REIT Preferred Shares registered under such registration statement, or (y) the date on which all of the REIT Preferred Shares are eligible for sale pursuant to Rule 144(k) (or any successor provision) or in a single transaction pursuant to Rule 144(e) (or any successor provision) under the Securities Act. Notwithstanding anything to the contrary contained in this Agreement, if upon expiration of the Preferred Member Suspension Period the Managing Member, despite using its reasonable best efforts to cause a Registration Statement to become effective is unsuccessful, shall issue REIT Preferred Shares to the Preferred Member and shall continue to use its reasonable best efforts to satisfy clause (A) and clause (B) of the preceding sentence. If at any time REIT Preferred Shares are issued to the Preferred Member in redemption of Preferred Units that are not subject to an effective Registration Statement, the Preferred Member shall be entitled to liquidated damages as contemplated by Section 7(d) of the Purchase Agreement.
     (3) If the Managing Member issues REIT Preferred Shares in satisfaction of all or a portion of the Preferred Redemption Price, the Preferred Member or its designee agrees to use its reasonable best efforts to distribute such REIT Preferred Shares in an underwritten offering no later than 35 days following the date of delivery of such REIT Preferred Shares and further agrees that as a result of any such distribution no single purchaser of REIT Preferred Shares in such underwritten offering will own more than 9.75% of such class of REIT Preferred Shares without the prior written consent of the Managing Member. In connection with any such underwritten offering, the Preferred Member or its designee shall serve as the underwriter (the “Underwriter”) pursuant to an underwriting agreement on prevailing market terms, which shall provide that the Underwriter shall be paid an underwriting fee equal to 3.15% of the aggregate liquidation preference of the REIT Preferred Shares subject to such offering upon the consummation thereof and that the parties will pay certain costs and expenses as contemplated by Section 4 of the Registration Rights Agreement.
     Section 15.6 Additional Redemption Provisions. On and after the date of any redemption of Preferred Units pursuant to Section 15.4 or Section 15.5, distributions will cease to accumulate on the Preferred Units, unless the Company defaults in the payment thereof. If any date fixed for redemption of Preferred Units is not a Business Day, then payment of the Preferred Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Preferred Redemption Price is improperly withheld or refused and not paid by the Company, distributions on such Preferred Units will continue to accumulate from the original redemption date to the date of payment.
     Section 15.7 Voting Rights.
     (a) General. The Preferred Member will not have any voting rights or right to consent to any matter requiring the consent or approval of the Managing Member or Nonmanaging Members, except as set forth below.
     (b) Certain Voting Rights. So long as any Preferred Units remain outstanding, the Company shall not, without the affirmative vote or consent of the Preferred Member (i) authorize or create, or increase the authorized or issued amount of, any Units or Membership Interests ranking senior to or on parity with the Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution, or winding up or reclassify any Units or Membership Interests into, or create, authorize, or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase, any such Units or Membership Interests; or (ii) amend, alter, or repeal the provisions of this Agreement, whether by merger, consolidation or otherwise (an “event”), so as to adversely affect any right, preference, privilege, or voting power of the Preferred Units or the Preferred Member; however, as long as the Preferred Units remain outstanding with their terms materially unchanged, taking into account that upon the occurrence of an event, the Company may not be the surviving entity, the occurrence of an event described in clause (ii) above of this paragraph shall not be deemed to materially and adversely affect such rights, preferences, privileges, or voting power of the holders of Preferred Units, and any increase in the amount of the authorized Preferred Units or the creation or issuance of any other series of Preferred Units or Membership Interests ranking on a parity with or junior to the Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution, or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges, or voting powers. Notwithstanding the foregoing, the Preferred Units shall not be entitled to vote, and the foregoing voting provisions shall not apply, if at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding Preferred Units have been redeemed or called for redemption, and sufficient funds have been deposited in trust for the benefit of the holders of the Preferred Units to effect such redemption.
     Section 15.8 Restrictions on Transfer of Preferred Units.
     (a) Transfer Restrictions. Except as contemplated by Sections 15.8(b) and 15.8(c), the Preferred Member may not sell, assign, gift, pledge, encumber, hypothecate, mortgage, exchange, or otherwise dispose of any Preferred Units without the prior written consent of the Managing Member.

     (b) Permitted Transfers. If (1) the Preferred Member delivers a Put Notice to the Managing Member in accordance with Section 15.5(a), and (2) the Managing Member delivers a Suspension Notice as contemplated by Section 15.5 or otherwise defaults in its redemption obligation, then the Preferred Member shall have the right to transfer all or a portion of its Preferred Units to one or more Persons selected by the Preferred Member in its discretion, provided that the Preferred Member delivers evidence reasonably satisfactory to the Managing Member including, if requested by the Managing Member, an opinion of counsel reasonably satisfactory to the Managing Member that the proposed transfer may be effected without registration under the Securities Act and any applicable state securities laws. Notwithstanding the foregoing, the Preferred Member shall have no right to transfer the Preferred Units if (i) in the opinion of legal counsel for the Managing Member, it would result in the Company being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.
     (c) Transfer Requirements. In order to effect any transfer made in accordance with this Section 15.8, the Preferred Member must deliver to the Managing Member a duly executed copy of the instrument making such transfer and such instrument must evidence the written acceptance by the transferee(s) of all of the terms and conditions of this Agreement and represent that such transfer was made in accordance with all applicable laws and regulations.
     Section 15.9 No Other Conversion Rights. The Preferred Member shall not have any rights to convert its Preferred Units into any other securities of, or interest in, the Company.
     Section 15.10 No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Preferred Units.
     Section 15.11 Rights as Taxpayer. Notwithstanding anything in Section 10.3 to the contrary, the Preferred Member has not surrendered any of its rights that an individual partner would have in any matter in which the Company is dealing with the IRS.
     Section 15.12 Preferred Member Rights. As long as any of the Preferred Units are outstanding, the Company shall comply with the following:
     (a) Dividends. No distributions (other than distributions paid in Units of, or options, warrants or rights to subscribe for or purchase, Junior Units) shall be authorized or paid or set apart for payment by the Company or other distribution of cash or other property authorized or made directly or indirectly by the Company with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any units) directly or indirectly by the Company (except by conversion into or exchange for Junior Units), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of Junior Units in respect thereof, directly or indirectly, by the Company, unless in each case all Accumulated Preferred Unit Distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment thereof for all past Distribution Periods and the then-current Distribution Period.
     (b) Affiliate Transactions. Except as expressly provided elsewhere in this Agreement, the Company shall not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate of the Company except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction.
     (c) Consolidated Tangible Net Worth. The Company shall provide the Preferred Member prompt written notice in the event Consolidated Tangible Net Worth is or is reasonably likely to be less than Seven Hundred Fifty Million Dollars ($750,000,000) (the “Minimum Net Worth”). Upon the earlier of (1) delivery by the Company to the Preferred Member of a written notice that the Consolidated Tangible Net Worth is or is reasonably likely to be less than the Minimum Net Worth, or (2) the Managing Member’s breach of its obligation to deliver such a notice in accordance with the previous sentence, the Preferred Member’s right to cause the Company to redeem its Preferred Units as contemplated by Section 15.5 shall be accelerated and immediately become effective. Thereafter, the Preferred Member may exercise such right by delivery of a Put Notice and otherwise in accordance with Section 15.5.
     (d) Net Operating Income. The Company shall provide the Preferred Member prompt written notice in the event aggregate Net Operating Income for any two consecutive calendar quarters from all properties owned in fee simple or ground leased by the Company, a Subsidiary, or an Investment Affiliate is, or is reasonably likely to be, less than two (2) times the portion of the Consolidated Interest Expense for such two fiscal quarters attributable to debt, as of the last day of any fiscal quarter.
     (e) Fixed Charge Coverage. The Company shall provide the Preferred Member prompt written notice in the event the ratio of (i) Net Operating Income determined on a consolidated basis for any two consecutive calendar quarters, to (ii) Fixed Charges determined on a consolidated basis for such two calendar-quarter period, is or is reasonably likely to be, less than 1.5 to 1 at the end of such two calendar-quarter period.
     (f) Other Actions. The Company shall not, and shall not permit any Subsidiary to, take any action that causes, or would be reasonably likely to cause, (i) any unpaid Accumulated Preferred Unit Distribution for any quarterly period or (ii) any reduction in the Preferred Member’s Capital Accounts due to the payment of any Accumulated Preferred Unit Distribution.
     (g) Information Rights. During any period in which the Managing Member is not subject to Section 13 or 15(d) of the Exchange Act and any of the Preferred Units are outstanding, the Company will (i) transmit by mail to the Preferred Member copies of the annual reports and quarterly reports (“Reports”) that the Managing Member would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Managing Member were subject to such Sections and (ii) promptly upon written request, supply copies of such Reports to any prospective holder of the Preferred Units. The Company will mail the Reports to the Preferred Member within 15 days after the respective dates by which the Managing Member would have been required to file such Reports with the SEC if the Managing Member were subject to Section 13 or 15(d) of the Exchange Act.
     (h) Breach. In the event of any material breach of any of the covenants set forth in this Section 15.12, the Preferred Member shall have all rights at law, and as long as such breach remains uncured (following the earlier of receipt of notice of material breach from the Preferred Member or knowledge of material breach by the Company), the Company shall not make any distributions or dividends to or in respect of any Company Units other than the Preferred Units, or purchase or redeem any Company Units other than the Preferred Units.

     (i) Definitions. Any capitalized terms used in this Section 15.12 that are not otherwise defined in this Agreement shall have the meanings ascribed to them below:
     “Consolidated Group” means the Company and all Subsidiaries that are consolidated with it for financial reporting purposes under GAAP.
     “Consolidated Group Pro Rata Share” means with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate, determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate after repayment in full of all Indebtedness of such Investment Affiliate.
     “Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period related to Consolidated Outstanding Indebtedness during such period plus (b) the Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse less (c) with respect to each consolidated Subsidiary of the Company in which the Company does not directly or indirectly hold a 100% ownership interest, a percentage of the interest expense attributable to such consolidated Subsidiary which is included under clause (a) of this definition and which is not related to Indebtedness which is not guaranteed by the Company equal to the percentage ownership in such consolidated Subsidiary which is not held with (i) directly or indirectly by the Company, or (ii) by holders of operating partnership units in such consolidated Subsidiary which are convertible into interests in the Company.
     “Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the applicable Consolidated Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group, less (c) with respect to each consolidated Subsidiary of the Company in which the Company does not directly or indirectly hold a 100% ownership interest, a percentage of any Indebtedness of such consolidated Subsidiary which is not guaranteed by the Company equal to the percentage ownership interest in such consolidated Subsidiary which is not held directly or indirectly by the Company.
     “Consolidated Tangible Net Worth” means, the excess of the total fair market value (using a 9.5% capitalization rate) of the assets over total liabilities of the Company and its Subsidiaries; provided, that for purposes of this definition, the determination of total assets shall exclude (a) all assets which should be classified as intangible assets (such as goodwill, patents, trademarks, copyrights, franchises, unamortized debt discount, capitalized research and development costs, capitalized software costs and organization costs), (b) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock and (c) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in connection with the business of operating and maintaining the Properties.

     “Fixed Charges” means the sum of (a) Consolidated Interest Expense for such period plus (b) the aggregate of all scheduled principal payments on Indebtedness during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness) of the Consolidated Group and the Consolidated Group Pro Rata Share of such amounts plus (c) the aggregate of all dividends paid or accrued on any Preferred Stock during such period by the Consolidated Group and the Consolidated Group Pro Rata Share of such amounts.
     “GAAP” means generally accepted account principles in the United States of America as in effect from time to time.
     “Indebtedness” of any Person at any date without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all capitalized lease obligations of such Person, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all guarantee obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, guarantee obligations of one member of the Consolidated Group in respect of primary reimbursement obligations of any other member of the Consolidated Group, (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, and (h) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. Notwithstanding the foregoing, any indebtedness between or among the Company and any of its Subsidiaries or among the Subsidiaries shall not be treated as Indebtedness.
     “Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).
     “Net Operating Income” means, with respect to any property of the Company, any Subsidiary and any Investment Affiliate (to the extent, directly or indirectly, owned by the Company) for any period, the sum of (a) “property rental and other income” of the Consolidated Group (as determined by GAAP) attributable to such property accruing for such period less the amount of all expenses other than depreciation, interest expense, and amortization (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such property for such period plus (b) the Consolidated Group Pro Rata Share of “property rental and other income” of property of an Investment Affiliate, calculated in the same manner as in clause (a).

     “Preferred Stock” means, with respect to any Person, shares of capital stock of, or other equity interests in, such Person which are entitled to preference or priority over any other capital stock of, or other equity interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
ARTICLE XVI
GENERAL PROVISIONS
     Section 16.1 Addresses and Notices. All notices and demands under this Agreement shall be in writing and may be either delivered personally (which shall include deliveries by courier), by telefax or other wire transmission (with request for assurance of receipt in a manner appropriate with respect to communications of that type; provided, that a confirmation copy is concurrently sent by a nationally recognized express courier for overnight delivery) or mailed, postage prepaid, by certified or registered mail, return receipt requested, directed to the parties at their respective addresses set forth on Exhibit A attached hereto, as it may be amended from time to time, and, if to the Company, such notices and demands sent in the aforesaid manner must be delivered at its principal place of business as set forth in Section 2.3. Unless delivered personally or by telefax, telex or other wire transmission as above (which shall be effective on the date of such delivery or transmission), any notice shall be deemed to have been made three (3) days following the date so mailed. Any party hereto may designate a different address to which notices and demands shall thereafter be directed by written notice given in the same manner and directed to the Company at its office as set forth on Exhibit A attached hereto. Copies of any notices to the Company or the Managing Member shall also be delivered to:
Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485
Attention: Albert T. Adams
Telephone: (216) 621-0200
Facsimile: (216) 696-0740
Copies of any notices to the Preferred Member shall also be delivered to:
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
Attention: James S. Seevers, Jr.
Telephone: (804) 788-8573
Facsimile: (804) 788-8218
     Section 16.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.
     Section 16.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     Section 16.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     Section 16.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.
     Section 16.6 Waiver of Partition. The Members hereby agree that the Company properties are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that he, she or it may have to maintain any action for partition of any of the Company properties.
     Section 16.7 Entire Agreement. This Agreement and any side letters permitted under the terms of this Agreement signed on or after the date of this Agreement by the Managing Member and any Nonmanaging Member that is a party to such side letter(s) constitute the entire agreement among the parties. This Agreement and any related side letters supersede any prior agreements or understandings among the parties, including the Prior Agreement, and modifications may not be made except pursuant to (i) Article XIV, or (ii) a side letter permitted under the terms of this Agreement signed by the Managing Member and any Nonmanaging Member that is a party to such side letter. Notwithstanding the foregoing, (i) no side letter with respect to any Nonmanaging Member shall be binding if it is signed by the parties before the date the Nonmanaging Member signing the side letter is admitted to the Company and (ii) no side letter with respect to any Nonmanaging Member shall be entered into by the Company or given effect in this Agreement if it has or would be reasonably likely to have an adverse affect on the Preferred Member.
     Section 16.8 Securities Law Provisions. The Company Units have not been registered under the federal or state securities laws of any state and, therefore, may not be resold unless appropriate federal and state securities laws, as well as the provisions of Article XI hereof, have been complied with.
     Section 16.9 Remedies Not Exclusive. Any remedies herein contained for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any party to exercise any other right or remedy, whether for damages, injunction or otherwise.
     Section 16.10 Time. Time is of the essence of this Agreement.
     Section 16.11 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.
     Section 16.12 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     Section 16.13 Execution Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.
     Section 16.14 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without regard to the principles or conflicts of law.

     Section 16.15 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     Section 16.16 Limitation of Liability. Any obligation or liability whatsoever of the Managing Member which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of the Managing Member’s assets in the Company only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of its shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the manner of contract, tort or otherwise.
     Section 16.17 Partner Nonrecourse Debt. The Managing Member may from time to time, in order to help provide one or more Nonmanaging Members with tax basis, enter into side letter agreements with one or more Nonmanaging Members pursuant to which the Managing Member agrees to cause the Company to borrow funds from unrelated parties or from the Managing Member or an Affiliate of the Managing Member. Such loans may be guaranteed by one or more Nonmanaging Members in accordance with a guaranty in form and content reasonably acceptable to the Managing Member.
ARTICLE XVII
POWER OF ATTORNEY
     Section 17.1 Power of Attorney.
     (a) Scope. Each Nonmanaging Member and each Assignee of a Nonmanaging Member constitutes and appoints the Managing Member, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:
     (1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates, documents and other instruments (including, without limitation, this Agreement and all amendments or restatements thereof) that the Managing Member or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Ohio and in all other jurisdictions in which the Company may conduct business or own property; (ii) all instruments that the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (iii) all conveyances and other instruments or documents that the Managing Member deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (iv) all instruments or documents and all certificates and acknowledgments relating to any mortgage, pledge or other form of encumbrance in connection with any loan or other financing to the Managing Member as provided by Section 7.1(a)(1), (3) and (4); (v) all instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, Article XI, XII or XIII hereof or the Capital

Contributions of any Member; (vi) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Membership Interests, and (vii) all instruments or documents and all certificates and acknowledgments, including those to be executed by Nonmanaging Members, relating to DDR’s right to purchase Nonmanaging Units pursuant to Section 4.2(b) above; and
     (2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the Managing Member, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the Managing Member, to effectuate the terms or intent of this Agreement.
Nothing contained herein shall be construed as authorizing the Managing Member to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement.
     (b) Irrevocability. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Members will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing or other action by it on behalf of the Company, and it shall survive and not be affected by the subsequent incapacity of any Member or Assignee other than the Managing Member and the transfer of all or any portion of such Member’s or Assignee’s Company Units and shall extend to such Member’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Member or Assignee hereby agrees to be bound by any representation made by the Managing Member, acting in good faith pursuant to such power of attorney; and each such Member or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Managing Member, taken in good faith under such power of attorney. Each Member or Assignee shall execute and deliver to the Managing Member or other Liquidator, within fifteen (15) days after receipt of the Managing Member’s request therefor, such further designation, powers of attorney and other instruments as the Managing Member or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Company.

MANAGING MEMBER SIGNATURE PAGE
     IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

MANAGING MEMBER:

DEVELOPERS DIVERSIFIED REALTY CORPORATION, an Ohio corporation

By:

Name:

Title:

NONMANAGING MEMBER SIGNATURE PAGE
     The undersigned, desiring to become a Nonmanaging Member of DDR DownREIT LLC, hereby agrees to all of the terms of the Fourth Amended and Restated Operating Agreement of DDR DownREIT LLC, and agrees to be bound by the terms and provisions thereof.
     Executed by the undersigned as a member of DDR DownREIT LLC.

NONMANAGING MEMBER:

DD DEVELOPMENT COMPANY II, INC., an Ohio corporation

By:

Name:

Title:

PREFERRED MEMBER SIGNATURE PAGE
     The undersigned, desiring to become a Preferred Member of DDR DownREIT LLC, hereby agrees to all of the terms of the Fourth Amended and Restated Operating Agreement of DDR DownREIT LLC, and agrees to be bound by the terms and provisions thereof.
     Executed by the undersigned as a member of DDR DownREIT LLC.

PREFERRED MEMBER:

WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association

By:

Its: